UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Denbury Resources Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
April 23, 2010
To our Stockholders:
     You are hereby notified that the 2010 Annual Meeting of Stockholders of Denbury Resources Inc., a Delaware corporation (“Denbury” or the “Company”), will be held at the Embassy Suites Dallas-Frisco Hotel located at 7600 John Q. Hammons Drive, Frisco, Texas 75034, at 3:00 P.M., Central Daylight Time (CDT), on Wednesday, May 19, 2010, for the following purposes:
(1)	to elect eight directors, each to serve until their successor is elected and qualified;

(2)	to increase the number of shares that may be issued under our 2004 Omnibus Stock and Incentive Plan;

(3)	to reapprove the performance measures under our 2004 Omnibus Stock and Incentive Plan;

(4)	to increase the Section 162(m) based cap on the cash portion of performance awards granted under our 2004 Omnibus Stock and Incentive Plan; and

(5)	to ratify the appointment by the audit committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2010;
and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on March 31, 2010, are entitled to notice of and to vote at the annual meeting.
     Stockholders are urged to vote their proxy promptly by either returning the enclosed proxy, voting by telephone or voting via the Internet, each as more fully described in the enclosed proxy statement, whether or not they expect to attend the annual meeting in person. If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.

/s/ Mark C. Allen
Mark C. Allen Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

It is important that proxies be returned promptly. Therefore, stockholders are urged to vote and return their proxy whether or not they expect to attend the annual meeting in person. You may revoke your proxy at any time before it is voted.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010:
This proxy statement, along with the Company’s Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2009, are available free of charge at www.proxyvote.com. Please contact Laurie Burkes at (972) 673-2166 for directions to our annual meeting.

RECORD DATE AND COMMON STOCK OUTSTANDING
VOTING OF COMMON STOCK
PERSONS MAKING THE SOLICITATION
BUSINESS TO BE CONDUCTED AT THE MEETING
GOVERNANCE OF THE COMPANY
BOARD MEETINGS, ATTENDANCE AND COMMITTEES
COMPENSATION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
SHARE PERFORMANCE GRAPH
RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
DENBURY RESOURCES INC.
5100 Tennyson Parkway
Suite 1200
Plano, Texas 75024
Proxy Statement
Annual Meeting of Stockholders
to be held on Wednesday, May 19, 2010
     THE ENCLOSED PROXY IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF VOTES BY THE MANAGEMENT OF DENBURY for use at its annual meeting of stockholders to be held on the 19th day of May 2010 at the Embassy Suites Dallas-Frisco Hotel located at 7600 John Q. Hammons Drive, Frisco, Texas 75034, at 3:00 P.M. Central Daylight Time (CDT), or at any adjournment thereof.
     We anticipate that this proxy statement, proxy card and our 2009 Annual Report to Stockholders will be mailed on or about April 23, 2010.
RECORD DATE AND COMMON STOCK OUTSTANDING
     Our Board of Directors has fixed the record date for the annual meeting as of the close of business on Wednesday, March 31, 2010. Only Denbury stockholders of record as of the record date are entitled to receive notice of and to vote at the meeting. If you are a holder of our common stock, you are entitled to one vote at the meeting for each share of common stock you held as of the record date. As of the record date, there were approximately 398,753,919 shares of Denbury common stock issued and outstanding and entitled to vote at the meeting.
VOTING OF COMMON STOCK
     A proxy is included with this proxy statement. In order to be valid and acted upon at the annual meeting, your proxy must be received before 11:59 P.M. New York time on May 18, 2010. If you attend the meeting, your proxy card must be received by the Secretary of Denbury before the time set for the holding of the meeting or any adjournment thereof. You may vote your shares via mail by marking, signing and dating your proxy card and returning it in the postage-paid envelope included with this proxy statement, or returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, via phone by calling 1-800-690-6903, or via the Internet at www.proxyvote.com.
     If you submit a proxy, you may revoke it any time prior to the meeting, or if you attend the meeting personally, you may revoke your proxy at that time and vote in person. In addition, regardless of which method you used to submit your proxy, you may revoke it by any later-dated vote via the telephone, the Internet or in writing. A later-dated written proxy may be deposited at either our registered office or our principal place of business at any time up to the time of the meeting, or with the Chairman of the meeting on the day of the meeting. However, you should note that your mere presence at the meeting will not constitute a revocation of a previously submitted proxy. If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.

     In order for us to have a quorum at our annual meeting, we must have present in person or represented by proxy at least one-third of our issued and outstanding shares of common stock entitled to vote at the meeting. You will not be allowed to cumulate your votes for the election of directors. If you do not wish to vote for a particular nominee, you must clearly identify such nominee on your proxy card. A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect each nominee for director and a majority of the shares present in person or by proxy at the meeting is required to approve each other item to be voted upon at the meeting. We will include abstentions in the vote totals on Proposals Two, Three, Four and Five, which means that they have the same effect on each proposal as a negative vote. However, broker non-votes, if any, will not be included in the vote totals and therefore will not have any effect.
     We will vote all properly executed proxies at the meeting in accordance with the direction on the proxy. You should note that if no direction is indicated, the shares will be voted FOR all the director nominees, FOR the increase in the number of shares that may be issued under our 2004 Omnibus Stock and Incentive Plan, FOR reapproval of the performance measures under our 2004 Omnibus Stock and Incentive Plan, FOR the increase to the Section 162(m) based cap on the cash portion of performance awards granted under our 2004 Omnibus Stock and Incentive Plan, and FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Our Board has designated Wieland F. Wettstein and Phil Rykhoek to serve as proxies. We do not know of any matters, other than those matters listed on the Notice of Annual Meeting of Stockholders that will be brought before the meeting. However, if any other matters are properly presented for action at the meeting, we intend for Wieland F. Wettstein and Phil Rykhoek, as proxies named in the enclosed proxy card, to vote at their discretion on such matters.
PERSONS MAKING THE SOLICITATION
     We will bear all the costs incurred in the preparation and mailing of the proxy statement, proxy card and our 2009 Annual Report to Stockholders. In addition to solicitation by mail, our directors, officers or employees may solicit proxies by personal interviews, telephone or other means of communication. If they do so, these individuals will not receive any special compensation for these services. We may also retain a proxy solicitor to assist us with the distribution and solicitation of proxies for the meeting at our expense.
BUSINESS TO BE CONDUCTED AT THE MEETING
Proposal One
Election of Directors
     Our Bylaws provide that our Board of Directors shall consist of a minimum of three and a maximum of fifteen directors. Each of the directors is elected annually and holds office until the close of the next annual meeting of stockholders unless he resigns from that position or ceases to be a director by operation of law. We presently have eight directors all of whom are serving terms that expire at the meeting. Unless you mark a proxy to the contrary, we plan to vote the proxies for the election of the eight nominees as directors as listed herein. All eight of these individuals are current members of the Board. We do not foresee any reason why any of these nominees would become unavailable, but if they should, we may either vote your proxy for a substitute that is nominated by the Board or reduce the size of our Board accordingly.
Wieland F. Wettstein
Gareth Roberts
Michael L. Beatty
Michael B. Decker
Ronald G. Greene
David I. Heather
Gregory L. McMichael
Randy Stein
     The names, ages, offices held, period of time served as a director and the principal occupation of each person nominated for election as a director are as follows:

			Officer or
		Offices	Director
Name	Age	Held	Since	Principal Occupation
Weiland F. Wettstein (1) (2)	60	Co-Chairman and Director	1990	President, Finex Financial Corporation Ltd.
Gareth Roberts (2)	57	Co-Chairman and Director	1992	Principal, Scarab Operating Company
Michael L. Beatty (1) (3)	62	Director	2007	Chairman and Chief Executive Officer of Beatty & Wozniak, P.C.
Michael B. Decker (2) (4)	60	Director	2007	Principal with Wingate Partners
Ronald G. Greene (3)	61	Director	1995	Principal Stockholder, Officer and Director of Tortuga Investment Corp.
David I. Heather (1) (4)	68	Director	2000	Independent Consultant
Gregory L. McMichael (2) (4)	61	Director	2004	Independent Consultant
Randy Stein (1) (3)	56	Director	2005	Independent Consultant

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating/Corporate Governance Committee.

(4)	Member of the Reserves Committee.
Directors
     Our directors bring various skills, experience and insight to our Board. We have two former CEO’s of large public oil and gas companies (Messrs. Greene and Roberts), a lawyer (Mr. Beatty), two qualified financial experts (Messrs. Wettstein and Stein), investment banking expertise (Mr. Decker), a petroleum engineer (Mr. Heather), and a former oil and gas analyst (Mr. McMichael). These board members were selected in order to give the Denbury Board insight from various points of view, all of which relate to various aspects of our business. The narrative below gives more specific biographical information for each of the Board candidates.
     Wieland F. Wettstein has been a director of Denbury since 1990 and became the Chairman of the Board in May 2008, a position he has shared as Co-Chairman since July 2009. Mr. Wettstein was a founding stockholder and director of Denbury, and held the position of Chairman of the Board from its inception to 1995. Mr. Wettstein is the President and controls Finex Financial Corporation Ltd., an investment company in Calgary, Alberta, a position he has held since November 2003. Prior to that, Mr. Wettstein was Executive Vice President of Finex since 1987. Mr. Wettstein has been a director of a number of Canadian public and private companies during the past 25 years, including several oil and gas companies. Mr. Wettstein is a Chartered Accountant. Mr. Wettstein’s long association with the Company and extensive industry knowledge allow him to provide valuable insights to the Board. In addition, his financial background, leadership experience and service on the boards of several other oil and gas companies over his career provide him invaluable perspectives in the Board’s oversight of the Company’s execution of its long-term business strategy.
     Gareth Roberts was appointed Co-Chairman of the Board after he retired as President and Chief Executive Officer of the Company on June 30, 2009. Mr. Roberts is a principal of Scarab Operating Company, a private oil and gas entity formed in 2010. Mr. Roberts founded Denbury Management, Inc., the former primary operating subsidiary of the Company in April 1990. Mr. Roberts later became President, Chief Executive Officer and director of the Company in 1992. Mr. Roberts has more than 30 years of experience in the exploration and development of oil and natural gas properties with Texaco, Inc., Murphy Oil Corporation and Coho Resources, Inc. His expertise is particularly focused in the Gulf Coast region where he specializes in the acquisition and development of old fields with low productivity. Mr. Roberts holds honors and masters degrees from St. Edmund Hall, Oxford University, where he has been elected to an Honorary Fellowship. Mr. Roberts also served as Chairman of the Board of Directors of Genesis Energy, L.P., a public master limited partnership, from 2002 until June 30, 2009. Mr. Roberts brings years of industry experience and extensive knowledge of the Company to the Board. Mr. Roberts’ years of leadership with the Company and ongoing role as Chief Strategist allow him to provide strategic perspectives to the Board. Mr. Roberts also has a strong geological background and a deep understanding of the Company’s tertiary oil recovery operations in the Gulf Coast region.
     Michael L. Beatty has been a director of Denbury since December 2007. Mr. Beatty has been Chairman and Chief Executive Officer of the law firm of Beatty & Wozniak, P.C. located in Denver, Colorado since 1998. Mr. Beatty began his career at Vinson & Elkins LLP and later became a professor of law at the University of Idaho before joining the legal department of the Colorado Interstate Gas Company, a subsidiary of The Coastal Corporation. Mr. Beatty served in a variety of positions with Coastal, ultimately becoming Executive Vice President, General Counsel. Mr. Beatty also served as Chief of Staff to Colorado Governor Roy Romer from 1993 to 1995. Mr. Beatty serves on the Board of Directors of MarkWest Energy GP, L.L.C. Mr. Beatty is a graduate of Harvard Law School. Mr. Beatty’s extensive legal background, focused primarily in the oil and gas industry, provides him a wealth of knowledge that he brings to the Board. Mr. Beatty’s experience and background includes significant involvement in political and legislative activities in the oil and gas industry and have provided him an expansive understanding of corporate governance matters.
     Michael B. Decker has been a director of Denbury since December 2007. Mr. Decker has been a principal and partner of Wingate Partners, a Dallas based private equity investment company, since 1996. Prior to joining Wingate Partners, Mr. Decker held the position of Chief Operating Officer of the

Trammell Crow Company. He previously was President of Huffco Group, Inc., an energy exploration company. Mr. Decker currently serves as a board member for S&N Communications, Sunrise Oilfield Supply and USA Environment LP, has served as a consultant for the Boston Consulting Group and has worked as an investment officer for the World Bank. Mr. Decker holds an MBA from the Harvard Business School, an MA from Oxford University, and an AB from Princeton University. Mr. Decker’s educational background and current and past roles provides him with significant financial, managerial and leadership experience. Mr. Decker has significant experience in the oil and gas industry as well as several other industries, which broadens the perspectives he brings to the Board.
     Ronald G. Greene has been a director of Denbury since 1995 and was the Chairman of the Board until 2008. Mr. Greene was the founder and served as Chairman of the Board and Chief Executive Officer of Renaissance Energy Ltd. from its inception in 1974 until May 1990, and remained as Chairman until Renaissance was merged with Husky Oil Operations to create Husky Energy, Inc. in August 2000. Mr. Greene served as a director of Husky Energy, Inc. from August 2000 until April 2003. He is also the principal stockholder, officer and director of Tortuga Investment Corp., a private investment company. Mr. Greene also served as lead director of WestJet Airlines Ltd. from June 1995 until April 2008, and he has previously served on the boards of several public and private companies, as well as industry organizations and community and international charitable organizations. Mr. Greene has vast experience in the oil and gas industry, including past oversight of, and experience in building and running a large public oil and gas company. He has extensive knowledge of Denbury based on his long tenure on the Board, having served 13 years as Denbury’s previous Chairman. This, combined with his leadership experience, has been instrumental in the Board’s oversight of the Company’s long-term business strategy.
     David I. Heather has been a director of Denbury since 2000. Mr. Heather is currently a self-employed engineering consultant. Mr. Heather was a founding partner and director of The Scotia Group, an independent geoscience and reservoir engineering firm in Dallas and Houston, Texas, formed in 1981. He retired as president of Scotia in 2002 and as a director in 2007 when the firm was acquired by RPS Energy PLC. Mr. Heather is a Chartered Engineer of Great Britain and received his Bachelor of Science degree in Chemical Engineering from the University of London in 1963. Mr. Heather’s professional and technical qualifications and extensive industry experience provide the Board with valuable perspectives and oversight of the Company’s oil and gas reserves. As Chairman of the Board’s Reserves Committee he oversees one of the most critical corporate governance areas for any oil and gas company, its oil and gas reserves.
     Gregory L. McMichael has been a director of Denbury since December 2004. Mr. McMichael is currently a self-employed business consultant, having retired in 2004 from his position of Vice President and Group Leader — Energy Research of A.G. Edwards, where he was responsible for all of the firm’s equity research in the energy sector. Prior to his employment by A.G. Edwards, which commenced in 1998, Mr. McMichael was Director of Equity Research of Hanifen, ImHoff, Inc., a regional investment banking firm based in Denver, Colorado for eight years. Prior to his employment by Hanifen, he worked directly in the oil and gas industry for 15 years, most recently as Chief Executive Officer of Point Resources Inc, a privately held oil and natural gas exploration and production company. Mr. McMichael has previously served as a director of Matador Resources Company, Quest Resource Corporation and Admiral Bay Resources Inc. Mr. McMichael’s experience in the oil and gas industry, coupled with his service on other boards and experience as an analyst covering the energy sector, provides the Board with broad and extensive analytical perspectives. Mr. McMichael monitors and provides the Board with analyses of activities in the oil and gas industry.

     Randy Stein has been a director of Denbury since January 2005. Mr. Stein is currently a self-employed business consultant having retired from PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, in 2000. Mr. Stein was employed for 20 years with PricewaterhouseCoopers LLP, most recently as principal in charge of the Denver, Colorado tax practice. Mr. Stein served as audit committee chairman, co-chairman of the nominating and governance committee, and a member of the compensation committee of Westport Resources Corp., a Denver-based public oil and gas company, from 2000 until it was acquired in 2004. Mr. Stein is currently a board member and audit committee chairman of Bill Barrett Corporation, a Denver-based public oil and gas company, and also served on the board and audit committee of Koala Corporation, a Denver-based company engaged in the design, production and marketing of family convenience products, from 2001 through 2005. Mr. Stein’s experience in public accounting with a major accounting firm provides our Board with insights into many aspects of the financial reporting and tax issues facing oil and gas companies. Mr. Stein’s background also brings additional financial, accounting and tax expertise to the Board through prior experience as a vice president of taxation for a publicly traded oil and gas company, and an expansive understanding of corporate governance and audit committee matters through his service on other boards.
Board of Directors’ Recommendation
     Our Board of Directors recommends that stockholders vote FOR each of the foregoing director nominees.
Proposal Two:
Increase in Number of Shares That May Be Issued Under our 2004 Omnibus Stock and Incentive Plan
     The second proposal before the stockholders is the approval of an amendment to our 2004 Omnibus Stock and Incentive Plan (the “2004 Plan” or “Plan”) previously approved by our Board, which increases the number of shares that may be issued under the Plan by 8,000,000 shares, all of which will be undesignated and therefore may be used for either stock options, stock-settled stock appreciation rights (“SARs”), restricted stock or performance awards. Without stockholder approval of the proposed increase, as of March 31, 2010, there were 4,916,514 shares remaining for future grants under the Plan before considering forfeitures of share awards and assuming that outstanding performance awards will be issued at the maximum level. On April 1, 2010, we issued approximately 416,810 shares of restricted stock and 1,056,796 SARs to 404 new employees of the Company as a result of our merger with Encore Acquisition Company (“Encore”), which closed on March 9, 2010. After this April 1, 2010 grant, we estimate that we will have approximately 3,442,908 shares remaining for future grants under the Plan, before considering forfeitures of share awards and assuming that outstanding performance awards will be issued at the maximum level.
     When we first adopted the Plan in May of 2004, a total of 10,000,000 shares of common stock were reserved for issuance under the Plan, of which 5,500,000 aggregate shares could be issued in the form of restricted stock awards or performance awards. In May 2007, stockholders approved an increase to the number of shares that may be used under the Plan, from 10,000,000 to 14,000,000 shares, of which 6,700,000 shares could be issued in the form of restricted stock awards or performance awards. In May 2009, stockholders approved an increase to the number of shares that may be issued under the Plan, from 14,000,000 to 21,500,000 shares, and the aggregate shares that could be issued as restricted stock or performance awards increased to 14,200,000 shares. If the stockholders approve this proposal, the maximum shares available for issuance under the Plan will increase to 29,500,000 shares, and the aggregate shares that could be issued as restricted stock awards or performance awards will increase to 22,200,000 shares.

     Since May 12, 2004, the effective date of the Plan, the following activity has taken place, assuming the proposal to increase the total number of shares available under the Plan is approved:

Shares Available
For Future
Grants

Shares available and reserved at inception — May 12, 2004	10,000,000
Increase available reserved shares — May 2007	4,000,000
Increase available reserved shares — May 2009	7,500,000
Stock options and SARs granted, net of cancellations	(8,886,908)
Restricted stock granted, net of cancellations	(6,649,275)
Performance shares issued	(446,493)
Performance share awards outstanding (at maximum level)	(600,810)

Shares available — March 31, 2010	4,916,514
SARs granted to former Encore employees on April 1, 2010	(1,056,796)
Restricted stock granted to former Encore employees on April 1, 2010	(416,810)

Shares available after new grants on April 1, 2010	3,442,908

Requested shares under Proposal One	8,000,000

Shares available after authorized increase	11,442,908

Percent of common shares outstanding represented by reserved shares after authorized increase — April 1, 2010	2.9%

     Summary of the Key Terms of the Plan. The following information is not intended to be a complete summary of the 2004 Plan. A complete copy of the Plan is included as Appendix A to this proxy statement. Our 2004 Plan is designed to provide employees and officers with an added incentive to help us attract and retain personnel of outstanding competence and to align the interests of employees with those of the stockholders by providing them with the opportunity to acquire an increased proprietary interest in Denbury. Our 2004 Plan is administered by the independent directors of the Compensation Committee of the Board, being Messrs. McMichael, Decker and Wettstein. Our 2004 Plan terminates on May 12, 2014, except with respect to awards then outstanding. Our Board may amend the Plan and awards, except that stockholders must approve (1) an increase in the number of shares reserved under the Plan, (2) any increase to the maximum 10-year period during which grants of awards may be outstanding, and (3) any changes for which applicable law or authority would require stockholder approval. Further, the Compensation Committee cannot make any amendment that would substantially impair any award previously granted to any holder without the consent of such holder. Pursuant to the Plan, we may grant non-qualified or incentive stock options, restricted stock awards, performance awards and stock appreciation rights to directors, officers and full-time employees of Denbury. As of April 1, 2010, there were 9,125,162 stock options and SARs outstanding under the 2004 Plan with exercise prices ranging from $6.49 to $39.64 per option or SAR, a weighted average exercise price of $15.60 per share and a weighted average remaining term of 6.3 years. Also, as of April 1, 2010, under the 2004 Plan there were a total of 3,153,367 unvested restricted shares outstanding and 600,810 unvested performance share awards at the maximum level. At the same date, the closing price of our common stock on the New York Stock Exchange (“NYSE”) was $17.34 per share.

     Summary of Aggregate Awards Outstanding Under All Plans. In addition to share awards outstanding under the 2004 Plan, there are share awards that remain outstanding under the Company’s previous Employee Stock Option Plan and the 2008 Encore Incentive Plan; however, no additional shares may be issued under these plans. As of April 1, 2010, in the aggregate for all plans (including the 2004 Plan) there were a total of 13,500,824 stock options and SARs outstanding, with exercise prices ranging from $1.7425 to $39.64 per option or SAR, a weighted average exercise price of $11.97 per share and a weighted average remaining term of 5.4 years. Also, as of April 1, 2010, there were a total of 3,802,183 unvested restricted shares outstanding, including those issued under the 2004 Plan, and 600,810 unvested performance awards at the maximum level.
Stock options and Stock Appreciation Rights
     The term, vesting and exercisability of stock options and SARs granted under the Plan are determined by the Compensation Committee. All options and SARs vest immediately upon a holder’s death or disability or upon a change of control (as defined). Unless otherwise provided in the option agreement, stock options terminate at the earliest of the following events:
•	the 90th day following the holder’s separation from the Company except for death, disability or for cause (as defined);

•	immediately upon separation as a result of a discharge for cause;

•	on the first anniversary of a separation by reason of death or disability; or

•	on the tenth anniversary of the date of grant (awards granted in 2009 and 2010 were issued with a seven-year term).
     Options are not transferable. There are additional restrictions on the exercise price and term of the option if an incentive stock option is awarded to a person who owns more than 10% of our outstanding common stock. On January 1, 2006, we stopped issuing stock options in favor of stock-settled SARs because SARs are less dilutive to our stockholders and provide an employee essentially the same economic benefits as stock options. The stock appreciation right gives a participant the right to receive the appreciation in the fair market value of the award between the award grant date and the exercise date, payable in shares of common stock (having a fair market value equal to the appreciation in value), less the minimum obligation for federal and state withholding taxes with respect to such exercise.
Restricted stock awards
     We may grant restricted stock awards and performance awards covering 14,200,000 shares of common stock pursuant to the Plan (22,200,000 shares if this proposal is approved). Grants of shares of restricted stock are subject to such terms, conditions, restrictions or limitations as the Stock Plan Committee of the Compensation Committee deems appropriate, including the determination of who is entitled to vote the restricted shares. The Plan gives the Compensation Committee the discretion to accelerate the date on which restrictions lapse with regard to a restricted stock award. During the restricted period, the certificates issued in name of the holder representing the stock award will bear a restrictive legend and will be held by Denbury, together with any dividends or distributions thereon if applicable, and will remain a general asset of the Company until the conclusion of the restricted period.
Performance awards
     The Plan allows for the grant of performance awards that are contingent upon the attainment of certain performance objectives as defined by the Compensation Committee. As noted above, we may grant restricted stock awards and performance awards covering 14,200,000 shares pursuant to the Plan (22,200,000 shares if this proposal is approved). The performance award may be payable in cash, stock or a combination thereof, but the cash portion paid to any person may not exceed $2,000,000 during any plan year (if Proposal Four is approved).
Change of control
     Unless specifically excluded in the individual’s award, in the event of a change of control, all stock awards not acquired by the Company will become immediately exercisable or vested. In this event, the participant may be required to exercise such award within a specified time period from the date of notice of change of control. A change in the ownership, assets or directors of a subsidiary will not constitute a change of control.
     Reasons for the Requested Increase. We believe that our success could not have been achieved without the efforts of our employees and management. The demand and competition for qualified personnel in the oil and natural gas industry remains high and without a strong retention program, it is extremely difficult to retain qualified personnel. We believe that the retention incentives created by awards under our 2004 Plan, including our practice of granting such awards that vest over four years to new employees, together with additional grants every year such that each employee will have three to four years of potential awards vesting at all times, have been significant factors in our success to date and our low turnover rate (see “Executive Compensation — Compensation Discussion and Analysis” for a more detailed discussion of our compensation practices). If additional shares are not approved, we will likely not have enough shares available under the plan to make it through another year, primarily due to our merger with Encore and the April 1, 2010 grants to the new employees of the Company added in the merger.
     With the on-going volatility in the markets, it is difficult to forecast how many shares we will need each year. We anticipate that the 8.0 million additional shares will be sufficient for at least the next two years, assuming a burn rate (expected common shares awarded divided by common shares outstanding) of approximately 1.5% per year, an amount below industry norms. Historically, we have had an even lower burn rate, averaging less than 1.13% per year for the last three years, albeit in a higher commodity price and stock price environment. However, in our opinion, based on industry comparisons, a burn rate of 2% or less is considered excellent. We are not allocating the awards between SARs, restricted stock awards or performance awards as this provides more flexibility to the Compensation Committee when setting overall compensation packages.

     We grant equity awards to all of our employees, officers and directors and these long-term incentive awards are a vital element of their compensation. We believe these awards are necessary to recruit and retain our employees, our most valuable asset, and to remain competitive in our industry. See also “Executive Compensation — Compensation Discussion and Analysis.” On December 31, 2009, 830 employees were eligible to participate in the 2004 Plan.
     In addition to the retention benefits of our equity awards, we use these awards to attract new employees. We believe that these equity awards are necessary in order to attract qualified personnel for our growth plan in this competitive market place. We have increased our employee count by 39% between January 1, 2007 and December 31, 2009, and our turnover rate averaged only 4.32% per year, excluding involuntary terminations, during that same period. We increased our employee count by an additional 50% in March 2010, as a result of the Company’s merger with Encore which closed on March 9, 2010. If stockholders do not approve additional shares for use under our 2004 Plan, we will be forced to either eliminate our long-term employee awards or replace them with cash compensation. If we eliminate our long-term awards, we will likely significantly increase our employee turnover rate and diminish our ability to attract new employees If we pay this compensation in cash, that will reduce the amount of capital that we have available to reinvest in our growth. We believe that both of these alternatives may reduce stockholder value.
Board of Directors’ Recommendation
     Pursuant to NYSE regulations, this increase in the number of shares of common stock reserved for issuance under our 2004 Plan must be approved by the stockholders. Our Board of Directors believes that our 2004 Omnibus Stock and Incentive Plan is an integral part of our overall compensation plan and necessary for us to retain and attract personnel in our highly competitive industry and recommends that you vote FOR the amendment.
Proposal Three:
Reapproval of the Material Terms of and Performance Measures under the Denbury Resources Inc. 2004 Omnibus Stock and Incentive Plan
     The Board is asking stockholders to reapprove the performance measures that may apply to awards granted under the 2004 Plan to ensure certain performance awards’ deductibility for federal income tax purposes under Section 162(m) of the U.S. Internal Revenue Code. Under our 2004 Plan, our Compensation Committee (referring only to those members of the Compensation Committee who are “Outside Directors” (the “Committee”)), has discretion to grant stock options, stock appreciation rights, restricted stock (including performance stock) and other cash-based awards. The Committee can design awards such that the amounts or shares payable or distributed to certain officers are treated as “qualified performance based compensation” within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”) and related regulations. The 2004 Plan contains a list of performance measures upon which such performance goals may be based. Reapproval of these performance measures is needed under Section 162(m) if the Company is to preserve its ability to take a federal tax deduction for certain compensation awards.
     Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and the four other most highly compensated officers. This deduction limit does not apply to “qualified performance-based compensation.” Stock options and stock appreciation rights granted under the 2004 Plan are considered performance-based compensation because, among other things, the 2004 Plan was approved by stockholders and the stock options or stock appreciation rights are granted at no less than the fair market value on the date of grant. However, other types of awards, such as restricted stock, must satisfy additional requirements. Specifically, these awards must be subject to performance measures, the “material terms” of which have been approved by stockholders within 5 years before the grant date.
     Because five years have passed since the stockholder approval of the 2004 Plan, the Board is submitting this proposal for reapproval of the performance measures set forth in the 2004 Plan. If stockholders fail to approve the proposal, the Company will still be able to make awards under the 2004 Plan, but awards (other than stock options and stock appreciation rights) will be subject to the federal tax deduction limits of Section 162(m).
Employees Eligible to Receive Awards
     Under the 2004 Plan, each person whose customary work schedule is a minimum of thirty (30) hours per week, and who is designated as an employee on the books of the Company is eligible to receive an award under the 2004 Plan.
Performance Measures under the 2004 Plan
     Pursuant to the 2004 Plan, the Compensation Committee may condition any award upon the satisfaction of one or more performance goals. The 2004 Plan provides that any such awards intended to qualify as performance-based compensation under Section 162(m) shall be based on the achievement of performance based goals based on one or more of the following performance measures; (i) earnings per share, (ii) return on average common equity, (iii) pre-tax income, (iv) pre-tax operating income, (v) net revenue, (vi) net income, (vii) profits before taxes, (viii) book value per share, (ix) net asset value, (x) changes in amounts of oil and gas reserves, (xi) changes in production rates, (xi) net asset value, (xii) net asset value per share, (xiii) sales, (xiv) finding cost or (xv) operating cost reductions, but shall not include remaining in the employ of the Company for a specified period of time.
     Covered Employees under the 2004 Plan shall not be eligible for a grant during a single calendar year of an award with respect to or measured by more than 500,000 Reserved Shares, and the cash portion of an award granted either alone or in combination with these Reserved Shares to any individual employee in any single calendar year may not exceed $2,000,000 (if Proposal Four is approved).
Board of Directors Recommendation
     Our Board of Directors recommends that the Stockholders vote FOR Proposal Three.

Proposal Four:
Increase the Section 162(m) based cap on the cash portion of performance awards granted under our 2004 Omnibus Stock and Incentive Plan
     The Board is asking stockholders to approve an increase in the $500,000 cap on the cash portion of performance awards granted under the 2004 Plan to $2,000,000. Since the 2004 Plan’s inception, it has contained this limit on the cash portion of performance awards which are earned based upon achievement of criteria specified by the Compensation Committee at the beginning of a calendar year. Performance awards have been granted on an annual basis to the Company’s officers since January 2007; vesting of such awards first took place during March 2010 for awards granted in 2007 and 2009. The cap on the cash portion of performance awards is required in order for such awards to be classified as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, which entitles the Company to deduct the cost of such performance awards for federal income tax purposes (as described in more detail in Proposal Two).
     As discussed in detail in this proxy statement under “Executive Compensation — Compensation Discussion and Analysis — Awards Granted January 2010,” the Compensation Committee has granted cash performance awards to the four members of our Investment Committee for 2010. These are the first cash performance awards granted under the 2004 Plan. If these awards are earned at the 100% performance level, the cash portion of any of these awards would not exceed $500,000. If Company performance exceeds the target level, it is possible that the cash portion could exceed this amount. If this proposal is not approved by our stockholders, in the event the cash portion of any of these performance awards earned based on 2010 performance were to exceed $500,000, we would be limited to paying $500,000 to each individual under such awards. We believe an increase in the cap on the cash portion of performance awards will allow us greater flexibility when structuring the composition of individual awards under the 2004 Plan (as discussed in greater detail in this proxy statement). Since inception of the 2004 Plan, our named executive officers have been subject to a cap of 500,000 Reserved Shares covered by grants made during a single calendar year, with the cash portion of such awards being capped at $500,000. The economic value disparity between 500,000 Reserved Shares and $500,000 does not provide the Company enough freedom to achieve an optimal equity-to-cash balance when crafting performance based awards under the Plan, recognizing the importance of taking into account variables that can change from year to year, such as volatility in the market and peer-group performance based award practices.
Board of Directors’ Recommendation
     Our Board of Directors recommends that stockholders vote FOR Proposal Four.
Proposal Five:
Ratify the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm
     PricewaterhouseCoopers LLP has been our independent registered public accounting firm during the last six years. It is the recommendation of our Audit Committee to appoint them to serve as the independent registered public accounting firm of the Company until the next annual meeting of the stockholders and to authorize the Audit Committee to approve their remuneration as such. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will be available to answer questions, and will be afforded an opportunity to make a statement, if desired.

Board of Directors’ Recommendation
     Based on the recommendation of our Audit Committee, our Board of Directors recommends that stockholders vote FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
GOVERNANCE OF THE COMPANY
     The business, properties and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for overall performance and direction of the Company, but is not involved in day-to-day operations. Members of the Board keep informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with the Chief Executive Officer and other officers.
Board Leadership Structure
     Currently, Wieland F. Wettstein and Gareth Roberts serve as Co-Chairmen of our Board of Directors and Phil Rykhoek serves as our Chief Executive Officer. Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on the day-to-day leadership and performance of the Company, while allowing the Co-Chairmen of the Board to lead the Board in its fundamental role of providing advice and oversight to management.
     The Board does not have a policy as to whether the Chairman of the Board should be a non-management director or a member of management. Instead, the Company’s Corporate Governance Guidelines allow the Board the flexibility to select the best director to serve as Chairman of the Board at any given time, regardless of whether the director is an independent director.
     Prior to June 30, 2009, Mr. Wettstein was the sole Chairman of the Board. Effective with the retirement of Gareth Roberts on June 30, 2009, the Board determined that it would be beneficial to elect Mr. Roberts Co-Chairman of the Board given his longstanding leadership of the Company as its founder and former President and Chief Executive Officer.
     The Board recognizes that no single leadership structure is right for all companies and depending on the circumstances other leadership structures might be appropriate. The Board believes the current leadership structure is effective and appropriate, allows for a separation of executive powers, provides experienced Co-Chairmen with whom the Chief Executive Officer can discuss issues facing the Company, and gives a significant voice to non-management directors.
Corporate Governance Guidelines
     The Board has adopted corporate governance guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. Among the areas addressed by the guidelines are director qualifications and responsibilities, Board committee responsibilities, selection and election of directors, director compensation and tenure, director orientation and continuing education, access to management and independent advisors, succession planning and management development, Board meetings, and Board and committee performance evaluations. The Board’s Nominating/Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines. The guidelines are available on the Company’s website at www.denbury.com under the “Investor Relations — Corporate Governance” link. The Company will provide a printed copy of the guidelines free of charge to stockholders who request them.
Risk Oversight
     The Board of Directors takes an active role in overseeing the management of the Company’s risks through its reviews of risks associated with our operations and strategic initiatives and through each of the Board committees. The Audit Committee reviews and discusses with management our major financial risks, including any risk assessment or risk management policies. The Audit Committee receives regular reports regarding enterprise risk from our Internal Audit Department and independent accountants and informs the Board through regular committee reports. In addition to receiving regular reports from the Audit Committee concerning our enterprise risk, the Board of Directors routinely discusses enterprise risk with management and the Internal Audit Department. The Board of Directors also reviews information concerning other risks through regular reports of its committees.
Director Independence
     The guidelines provide that at least a majority of the members of the Board must be independent as required by the NYSE corporate governance listing standards. The Board has affirmatively determined that all nominees for director, with the exception of Mr. Roberts, the Company’s Chief Strategist, qualify as independent directors under these standards based on its review of all relevant facts and circumstances.
Code of Conduct and Ethics
     The Company has a code of conduct and ethics that applies to its officers, employees and directors. This code assists employees in resolving ethical issues that may arise in complying with Denbury’s policies. The Chief Executive Officer, Senior Vice President and Chief Financial Officer and Vice President — Accounting are also subject to the Code of Ethics for Senior Financial Officers and Principal Executive Officer. The purpose of these codes is to promote, among other things:
•	ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate and timely disclosure in filings with the United States Securities and Exchange Commission (“SEC”) and in other public disclosures;

•	compliance with the law and other regulations;

•	protection of the Company’s assets;

•	insider trading policies; and

•	prompt internal reporting of violations of the codes.
     Both of these codes are available on the Company’s website at www.denbury.com, under the “Investor Relations — Corporate Governance” link. The Company will provide a printed copy of these codes free of charge to stockholders who request them. Any waiver of these codes with respect to officers and directors of the Company may be made only by the Board of Directors and will be disclosed to stockholders on the Company’s website, along with any amendments to these codes.

Related Party Transaction Policy
     Under the Company’s related party transaction policy adopted in February 2007, information about transactions involving related persons is to be assessed by the Nominating/Corporate Governance Committee. Related parties include the Company’s directors and executive officers, as well as immediate family members of directors and executive officers and beneficial owners that hold 5% or more of our common stock. If the determination is made that a related party has a material interest in any Company transaction, then the Nominating/Corporate Governance Committee would review, approve or ratify it, and the transaction would be required to be disclosed in accordance with the SEC rules. The written policy relating to the Nominating/Corporate Governance Committee’s review and approval of related party transactions is available on our website at www.denbury.com, under the “Investor Relations — Corporate Governance” link. The Company will provide a printed copy of the related party transaction policy free of charge to stockholders who request it.
Communication with the Board
     The Board has approved the process that stockholders or other interested parties may use in contacting the members of the Board. All parties wishing to communicate with the Board should address letters to:
Denbury Resources Inc.
Attn: Corporate Secretary
5100 Tennyson Parkway, Suite 1200
Plano, TX 75024
     In addition, interested parties may e-mail the Corporate Secretary and Board members at: secretary@denbury.com. All such communications will be forwarded by the Corporate Secretary directly to the Board.
     Wieland Wettstein, our Co-Chairman of the Board is the presiding director at the meetings of non-management directors, to contact him please address your letters to:
Denbury Resources Inc.
Attn: Chairman of the Board of Directors
5100 Tennyson Parkway, Suite 1200
Plano, TX 75024
Identification of Director Candidates
     Our Nominating/Corporate Governance Committee is responsible for identifying and reviewing director candidates to determine whether they qualify for and should be considered for membership on the Board. The Nominating/Corporate Governance Committee has not established a specific minimum or maximum age, education, years of experience or specified types of skills for potential director candidates, but in general consideration is given to the candidates business and professional backgrounds, and the committee seeks candidates with outstanding integrity, achievements, judgment and other skills and experience that will enhance the Board’s ability to serve the long-term interests of stockholders. The

Board and the Nominating/Corporate Governance Committee aim to assemble a diverse group of Board members and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board. The Board defines diversity as differences of viewpoint, professional experience, education and skills such as serving on other public company boards, the balance of business interest and experience of the candidate as compared to the incumbent or other nominated directors, and the need for any particular expertise on the Board or one of its committees. Members of the Board will be asked to submit recommendations when there is an opening or anticipated opening for a director position. The Nominating/Corporate Governance Committee may also use outside sources or third parties to find potential Board member candidates, and similarly may use the services of outside sources or a third party to identify, evaluate or assist in identifying or evaluating nominees brought to their attention.
     The Nominating/Corporate Governance Committee will also consider director candidates recommended by the stockholders. For the 2011 annual meeting of stockholders, any such recommendation should have been submitted in writing on or before December 20, 2010, to permit adequate time for review by the committee. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee, and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns. Stockholders may send recommendations for director candidates to the address listed above under “Communication with the Board.” Stockholders who wish to nominate an individual to the Board must follow the advance notice and other requirements of the Company’s Bylaws.
BOARD MEETINGS, ATTENDANCE AND COMMITTEES
     The Board met 12 times during the year ended December 31, 2009, including telephone meetings. All directors attended at least 75% of the meetings held. The Board took all other actions by unanimous written consent during 2009. In addition, all directors attended at least 75% of all meetings of each of the committees on which they served. Mr. Wettstein, Co-Chairman of the Board, acted as chairman of each Board meeting.
     At each in-person meeting, the Board holds an executive session with only the Board members. Mr. Wettstein, Co-Chairman of the Board, was elected by the independent Board members to chair the executive session.
     The Company encourages the directors to attend the annual meeting of stockholders, but does not have a policy that all of the directors must be present. All of the directors attended last year’s annual meeting of stockholders. The Board has an Audit Committee, Compensation Committee, Reserves Committee and a Nominating/Corporate Governance Committee.
     On occasion, the Board appoints other committees to deal with certain matters.
Audit Committee Report
     The Audit Committee is currently comprised of four outside independent directors, Messrs. Beatty, Heather, Stein and Wettstein, with Mr. Stein currently acting as Chairman. The purpose of the committee is to appoint, oversee, compensate and evaluate the Company’s independent registered public accounting firm and the Company’s internal audit function, and to provide assistance to the Board in fulfilling its oversight responsibility with respect to:
•	the integrity and quality of the Company’s financial statements;

•	evaluation of the internal controls of the Company;

•	the performance of the Company’s internal audit function and its independent registered public accounting firm;

•	the independent registered public accounting firm’s qualifications and independence;

•	compliance by the Company with legal and regulatory requirements;

•	determine whether the Company has effective processes for assessing, mitigating and controlling significant business risks; and

•	compliance with the Company’s code of conduct and ethics.
     The Audit Committee meets regularly with financial management, the Company’s internal auditor and the independent registered public accounting firm to review financial reporting and accounting and financial controls of the Company. The Audit Committee reviews and gives prior approval for fees and non-audit related services of the independent registered public accounting firm. The internal auditor and independent registered public accounting firm all have unrestricted access to the Audit Committee and meet with the Audit Committee without management representatives present to discuss the results of their examinations and their opinions. The Audit Committee has the power to conduct internal audits and investigations, receives recommendations or suggestions for changes in accounting procedures, and the power to initiate or supervise any special investigations it may choose to undertake. Each year, the Audit Committee recommends to the Board the selection of a firm of independent registered accounting firms. The Audit Committee met eight times during 2009, including telephone meetings.
     The NYSE and the SEC have adopted standards with respect to independence and financial experience of the members of the Audit Committee. The standards require that all of the members of audit committees be independent and that they all be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. Additionally, at least one member of the committee must be deemed to be the “audit committee financial expert.” The financial expert must be knowledgeable in the application of generally accepted accounting principles, the understanding and preparation of financial statements, accounting for estimates, accruals and reserves, internal accounting controls and audit committee functions. Such knowledge is to have been obtained through past education and experience in positions of financial oversight. Both Mr. Stein and Mr. Wettstein have such experience and have been designated as “audit committee financial experts.” All members of the Audit Committee satisfy the criteria for both independence and experience.
     The Audit Committee reports to the Board on its activities and findings. The Board adopted a written charter for the Audit Committee in 2000 and last amended it in March 2010 to incorporate changes in several administrative provisions. The charter is available on our website at www.denbury.com under the “Investor Relations — Corporate Governance” link. We will send stockholders a printed copy of the Audit Committee written charter, without charge, upon request to Laurie Burkes at our company headquarters.

     The Audit Committee reports as follows with respect to the Company’s 2009 audited financial statements:
•	The Committee reviewed and discussed with management the Company’s 2009 audited financial statements;

•	The Committee discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61, as modified or supplemented, which include matters related to the conduct of the audit of the Company’s financial statements;

•	In accordance with the applicable requirements of the Public Company Accounting Oversight Board, the Committee has received written disclosures and the letter from the independent registered public accounting firm in accordance with its communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence from Denbury;

•	The Committee reviewed the Company’s adherence to Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations;

•	Based on review and discussions of the Company’s 2009 audited financial statements, including management’s discussion and analysis of financial condition and results of operations, with management and the independent registered public accounting firm, the Audit Committee has approved Denbury’s audited financial statements and management’s discussion and analysis of financial condition and results of operations for inclusion in the Company’s 2009 Annual Report on Form 10-K; and

•	The Committee performed other matters as set forth in the Audit Committee Charter.
The Audit Committee
Randy Stein, Chairman
Michael L. Beatty
David I. Heather
Wieland F. Wettstein
Compensation Committee
     The Compensation Committee is comprised of three outside independent directors, Messrs. Decker, Wettstein, and McMichael, with Mr. McMichael acting as its Chairman. In March 2010, Mr. Roberts joined the Compensation Committee, provided that because he is not considered an independent director, he does not participate in matters related to administering the 2004 Omnibus Stock and Incentive Plan, nor any other Compensation Committee matter that requires determination solely by independent directors. The purpose of the Compensation Committee, acting also as the Stock Option Plan Committee and Stock Purchase Plan Committee (except for Mr. Roberts who does not participate in the administration of the stock plans), is to provide assistance to the Board in discharging its responsibilities relating to the compensation and development of the Chief Executive Officer and other officers, and to oversee and administer equity and other compensation and benefit plans, including:

•	recommending to the Board the design of an overall compensation program and structure for the Company and reviewing the program annually, recommending to the Board overall salary increases, bonuses and other annual compensation, and proposing modifications to the compensation program as deemed necessary;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluating the Chief Executive Officer’s performance in light of these goals and determining and recommending to the Board his compensation in light of this evaluation as well as reviewing and setting compensation details of all key senior executives and elected corporate officers on an annual basis;

•	recommending to the Board the adoption or amendment of the Company’s equity-based and other incentive compensation plans, and approving, administering and granting awards under these plans; and

•	reviewing and discussing with management the compensation discussion and analysis and preparing and publishing an annual report on executive compensation, both of which are included in this proxy statement.
     The Compensation Committee is granted the authority to delegate any of its responsibilities to subcommittees, as it deems appropriate. During the fourth quarter of each year, management reviews the entire Company’s compensation, based on recommendations from their subordinate managers and supervisors, and makes a proposal to the Compensation Committee for their review and approval. The specific responsibilities of the Compensation Committee are identified in its charter, which is available on the Company’s website at www.denbury.com under the “Investor Relations - Corporate Governance” link. We will send stockholders a printed copy of the Compensation Committee charter, without charge, upon request to Laurie Burkes at our company headquarters. The Compensation Committee met six times during 2009.
Reserves Committee
     In February 2008, the Board created a Reserves Committee which in 2008 assumed the duties of the Audit Committee related to the oversight of the Company’s independent petroleum engineers. This committee currently consists of Messrs. Heather, McMichael and Decker, with Mr. Heather acting as chairman. The purpose of the Committee is to provide assistance to the Board in fulfilling its oversight responsibility with respect to:
•	the performance of the Company’s independent petroleum engineer;

•	the independent petroleum engineer’s qualifications and independence; and

•	the calculation and reporting of the Company’s oil and natural gas reserves.
     The Reserves Committee met once during 2009 and on other occasions as part of the full Board meeting. The specific responsibilities of the Reserves Committee are identified in its charter, which is available on the Company’s website at www.denbury.com under the “Investor Relations — Corporate Governance” link. We will send stockholders a printed copy of the Reserves Committee charter, without charge, upon request to Laurie Burkes at our company headquarters.

Nominating/Corporate Governance Committee
     The Nominating/Corporate Governance Committee is currently comprised of Messrs. Beatty, Greene, and Stein with Mr. Beatty acting as chairman. All of the members of the Nominating/Corporate Governance Committee are independent under the NYSE corporate governance listing standards. The purpose of the Committee is to provide assistance to the Board in discharging its responsibilities for ensuring the effective governance of the Company, including:
•	identifying individuals qualified to become members of the Board;

•	recommending to the Board the director nominees for the annual meeting of stockholders or for appointment by the Board if a vacancy occurs between annual meetings;

•	seeking to maintain the independence and quality of the Board through an annual self-evaluation and compliance with applicable laws and regulations for each director and committee member;

•	developing and recommending to the Board adoption of its various codes of conduct, ethics, and governance guidelines;

•	monitoring and developing the necessary training for new and existing Board members;

•	recommending to the Compensation Committee director compensation and benefits on an annual basis;

•	reviewing related party transactions; and

•	reviewing the Company’s proxy statement prior to its publication.
     The specific responsibilities of the Nominating/Corporate Governance Committee are identified in its charter, which is available on the Company’s website at www.denbury.com under the “Investor Relations — Corporate Governance” link. We will send stockholders a printed copy of the Nominating/Corporate Governance Committee charter, without charge, upon request to Laurie Burkes at our company headquarters. The Nominating/Corporate Governance Committee met once during 2009 and on other occasions as part of the full Board meeting.
COMPENSATION OF DIRECTORS
     On June 30, 2009, Mr. Roberts retired as President and Chief Executive Officer of Denbury and transitioned to a dual role as Chief Strategist of the Company and Co-Chairman of the Board of Directors. Information regarding the compensation received from Denbury including grants of equity during the fiscal year ended December 31, 2009 by Mr. Roberts in his capacity as former President and Chief Executive Officer for the period January 1, 2009 through June 30, 2009, and in his capacity as Chief Strategist for the period July 1, 2009 through December 31, 2009, is disclosed under the heading “Executive Compensation — Summary Compensation Table.” All of Mr. Roberts’ compensation received in his capacity as Co-Chairman and a member of the Board of Directors for the period July 1, 2009 through December 31, 2009 is disclosed below.
Directors’ Fees
     We provide both cash and equity compensation to all of our non-employee directors so as to attract, motivate, and retain experienced and knowledgeable persons to serve as our directors and to promote an identity of interest between our directors and you, our stockholders.
     In 2009, our directors (other than Mr. Roberts) were paid an annual retainer fee of $60,000 plus $2,000 per Board meeting attended, $1,000 per telephone conference attended and $1,000 for non-committee meetings or conferences attended as part of their duties as a Board or committee member. The Board meeting attendance fees also apply to any committee meeting if they occur on a different date than the Board meetings. We also reimburse our non-employee directors for out-of-pocket travel expenses in connection with each Board meeting attended. The Chairman of the Compensation Committee is also paid an additional fee of $10,000 per year, and the additional fee for Mr. Wettstein serving as Co-Chairman of the Board is $100,000 per year and for Mr. Roberts serving as Co-Chairman is $250,000. Mr. Roberts does not receive any other director compensation other than his compensation as Co-Chairman. The Chairman of the Audit Committee is paid an additional fee of $30,000 per year and the other Audit Committee members are paid an additional annual retainer of $5,000 for serving on the Audit Committee. Directors may also receive an additional $5,000 per year fee for performing special services.
     We adopted a Director Compensation Plan effective July 1, 2000, for a term of ten years, and amended the plan in May 2005 to remove any deferred compensation aspects of the plan, which aspects had not been used by any director since its adoption. The Board further amended the plan in February 2009 to extend the term of the plan for an additional five years to July 2015. The Director Compensation Plan allows each non-employee director to make a quarterly election to receive his or her compensation either in cash or in shares of our common stock. The number of shares issued to a director who elects to receive shares of common stock under the Director Compensation Plan is calculated by dividing the director fees to be paid to such director by the closing price of the Company’s common stock on the date the fees are payable, which is the last day of each quarter. We have reserved 400,000 shares for issuance under the Director Compensation Plan, for directors who elect to receive their compensation in stock, and as of March 31, 2010, had 222,805 shares remaining available under the plan.
     In March 2010, we issued to each non-employee director 4,747 shares of restricted stock and 4,515 SARs which vest one year from the date of grant. In January 2009, each non-employee director received 5,641 shares of restricted stock and 6,489 SARs. These 2009 awards also vested one year from the date of grant. The Company has established stock ownership guidelines for its directors (see “Executive Compensation — Compensation Discussion and Analysis — Targeted Compensation — Vesting Parameters and Stock Ownership Guidelines”). All restricted shares vest upon death, disability or a change of control.

2009 Director Compensation Table

	Fees Earned
	or Paid in	Stock		All Other
	Cash (1)	Awards (2)	SARs (3)	Compensation (4)	Total
Director	($)	($)	($)	($)	($)
Wieland F. Wettstein	$197,010	$73,164	$40,319	$235	$310,728
Gareth Roberts (5)	125,000	—	—	—	125,000
Michael L. Beatty	105,993	73,164	40,319	232	219,708
Michael B. Decker	87,006	73,164	40,319	232	200,721
Ronald G. Greene	84,000	73,164	40,319	235	197,718
David I. Heather	106,000	73,164	40,319	9,901	229,384
Gregory L. McMichael	97,000	73,164	40,319	13,876	224,359
Randy Stein	127,000	73,164	40,319	13,440	253,923

(1)	Represents fees earned for services as a director during 2009, including the annual base retainer fee and chairmanship or membership fees associated with service on the Board or any committee of the Board. Fees earned represent amounts paid in cash or stock pursuant to our Director Compensation Plan. Mr. Wettstein received 6,523 shares of stock in lieu of $96,506 in cash. Mr. Beatty received 5,393 shares of stock in lieu of $80,243 in cash. Mr. Decker received 4,094 shares of stock in lieu of $60,877 in cash. Mr. Greene received 5,648 shares of stock in lieu of $84,000 in cash.

(2)	Represents the fair value of restricted stock granted during 2009, which was the fair market value of the stock on the date of grant. These awards include awards made pursuant to our 2004 Omnibus Stock and Incentive Plan. Further discussion regarding the underlying awards is included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2010.

(3)	Represents the fair value of stock-settled SARs granted during 2009 using the Black Scholes option pricing model as of the date of grant. These awards were made pursuant to our 2004 Omnibus Stock and Incentive Plan. Further discussion regarding the underlying awards, including assumptions, is included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2010.

(4)	Represents insurance premiums paid for medical, dental, vision and/or life insurance coverage.

(5)	Mr. Roberts served as a director and as President and Chief Executive Officer of the Company until June 30, 2009 at which time he transitioned to serving in a dual capacity as both the Chief Strategist of the Company, for which he is paid wages of $250,000 per year, and as Co-Chairman of the Board of Directors for which he is paid $250,000 per year. All compensation paid to Mr. Roberts in his capacity as Co-Chairman of the Board of Directors is reported in this table. All other compensation paid to Mr. Roberts is reported in the Summary Compensation Table on page 46.

Director 2009 Outstanding Equity Awards at Year-End

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or		Market Value of
	Underlying	Underlying				Units of		Shares or Units
	Unexercised	Unexercised		Option	Option	Stock That		of Stock That
	Options (#)	Options (#)		Exercise Price	Expiration	Have Not		Have Not
Director	Exercisable	Unexercisable		($)	Date	Vested (#)		Vested ($)
Wieland F. Wettstein	12,000			$6.9275	1/3/2015
		6,000	(1)	13.5150	2/22/2016
		6,489	(2)	12.9700	1/2/2016
						4,000	(3)	$59,200
						2,400	(4)	35,520
						5,641	(5)	83,487
Gareth Roberts(6)
Michael L. Beatty		6,489	(2)	$12.9700	1/2/2016
						7,200	(7)	$106,560
						5,641	(5)	83,487
Michael B. Decker		6,489	(2)	$12.9700	1/2/2016
						7,200	(7)	$106,560
						5,641	(5)	83,487
Ronald G. Greene	12,000			$6.9275	1/3/2015
		6,000	(1)	13.5150	2/22/2016
		6,489	(2)	12.9700	1/2/2016
						4,000	(3)	$59,200
						2,400	(4)	35,520
						5,641	(5)	83,487
David I. Heather	12,000			$6.9275	1/3/2015
		6,000	(1)	13.5150	2/22/2016
		6,489	(2)	12.9700	1/2/2016
						4,000	(3)	$59,200
						2,400	(4)	35,520
						5,641	(5)	83,487
Gregory L. McMichael	12,000			$6.9275	1/3/2015
		6,000	(1)	13.5150	2/22/2016
		6,489	(2)	12.9700	1/2/2016
						4,000	(3)	$59,200
						2,400	(4)	35,520
						5,641	(5)	83,487
Randy Stein	12,000			$6.7625	1/21/2015
		6,000	(1)	13.5150	2/22/2016
		6,489	(2)	12.9700	1/2/2016
						8,000	(8)	$118,400
						4,000	(3)	59,200
						2,400	(4)	35,520
						5,641	(5)	83,487

(1)	These stock settled SARs cliff vest 100% on February 22, 2010, four years after the date of grant. In addition to the foregoing vesting provisions, all of these options vest upon a holder’s death or disability or a change of control of the Company.

(2)	These stock settled SARs cliff vest 100% on January 2, 2010, one year after the date of grant. In addition to the foregoing vesting provisions, all of these options vest upon a holder’s death or disability or a change of control of the Company.

(3)	These shares of restricted stock cliff vest 100% on January 2, 2010, three years after the date of grant. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change of control of the Company.

(4)	These shares of restricted stock cliff vest 100% on January 7, 2011, three years after the date of grant. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change of control of the Company.

(5)	These shares of restricted stock cliff vest 100% on January 2, 2010, one year after the date of grant. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change of control of the Company.

(6)	Mr. Roberts served as the President and Chief Executive Officer of the Company until June 30, 2009 at which time he transitioned to serving in a dual capacity as both the Chief Strategist of the Company, for which he is paid wages of $250,000 per year, and as Co-Chairman of the Board of Directors for which he is paid $250,000 per year. All of Mr. Roberts’ outstanding equity as of fiscal year end is reported in the Named Executive Officers’ 2009 Outstanding Equity Awards at Year-End Table on page 51.

(7)	These shares of restricted stock vest on December 12th of 2010, 2011 and 2012, at the rate of 2,400 shares of unvested stock per year. In addition to the foregoing vesting provisions, all of these unvested shares will vest upon a holder’s death or disability or a change of control of the Company.

(8)	These shares of restricted stock vest on January 21st of 2010, five years after the date of grant. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change of control of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table lists, as of March 31, 2010, the stockholders of which we are aware that beneficially owned more than 5% of our issued and outstanding common stock and the common stock held by our executive officers and directors, individually and as a group to our knowledge solely based upon public filings. Unless otherwise indicated, each stockholder identified in the table is believed to have sole voting and investment power with respect to the shares beneficially held. The table includes shares that were acquirable within 60 days following March 31, 2010 under our 1995 Stock Option Plan and 2004 Omnibus Stock and Incentive Plan.

	Beneficial Ownership of
	Common Stock as of
	March 31, 2010
			Percent of
Name and Address of			Shares
Beneficial Owner	Shares		Outstanding
Wieland F. Wettstein	203,627	(1)(2)	*
Gareth Roberts	2,482,945	(3)(4)(9)	*
Michael L. Beatty	43,615	(5)	*
Michael B. Decker	38,849	(5)	*
Ronald G. Greene	4,119,594	(6)(7)	1.0%
David I. Heather	102,277	(7)(8)	*
Gregory L. McMichael	75,277	(7)	*
Randy Stein	82,539	(7)	*
Phil Rykhoek	705,977	(9)	*
Ronald T. Evans	768,189	(9)	*
Mark C. Allen	557,197	(9)	*
Robert Cornelius	204,317	(9)	*
Raymond Dubuisson	453,706	(9)	*
All of the executive officers and directors as a group (21 persons)	10,765,798	(10)	2.7%
FMR LLC 82 Devonshire Street Boston, MA 02109	37,135,348	(11)	9.3%
BlackRock Inc 40 East 52nd Street New York, NY 10022	18,434,045	(12)	4.6%

*	Less than 1%

(1)	Includes (a) 2,400 shares of unvested restricted common stock which cliff vest on January 7, 2011, (b) 12,000 stock options that are currently vested, (c) 12,489 SARs that are currently vested. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change of control of the Company.

(2)	Includes 90,072 shares of common stock held by Mr. Wettstein’s spouse.

(3)	Includes 273,320 shares of common stock held by a corporation which is solely owned by Mr. Roberts, 8,912 shares held by his spouse and 1,000 shares held by his minor child. Mr. Roberts has 1,709,759 shares pledged as security.

(4)	Includes (a) 283,588 stock options and SARs that are currently vested or that vest within 60 days from March 31, 2010, (b) 21,662 shares of unvested restricted stock which cliff vest on March 31, 2011, (c) 54,128 shares of unvested restricted stock which cliff vest on March 31, 2012, and (d) 197,400 shares of unvested restricted stock that vest ratably between January 31, 2011 and the date of retirement eligibility. In addition to the foregoing vesting provision, all of these shares will vest upon the holder’s death or disability or a change of control of the Company. These amounts do not include any performance based shares as their issuance is dependent upon achieving certain performance criteria.

(5)	Includes (a) 7,200 shares of unvested restricted common stock which vests at the rate of 2,400 shares per year, on December 12th of each year, (b) 4,747 shares of unvested restricted common stock which vest on March 11, 2011, and (c) 6,489 SARs that are currently vested. All of these shares will vest upon a holder’s death or disability or a change of control of the Company.

(6)	Includes 80,600 shares of common stock held by Mr. Greene’s spouse in her retirement plan, 2,786,012 shares held by Tortuga Investment Corp., which is solely owned by Mr. Greene. Mr. Greene’s shares held by Tortuga Investment Corp. include 90,000 shares that are pledged as security.

(7)	Includes (a) 2,400 shares on unvested restricted common stock which vest on January 7, 2011 (b) 4,747 shares of unvested restricted common stock which vest on March 11, 2011, and (c) 24,489 of stock options and SARs that are currently vested.

(8)	Includes 70,641 shares of common stock held in a family trust of which Mr. Heather is a trustee.

(9)	Includes the following shares of common stock (as shown in the table below) for each respective individual which they respectively have the right to acquire pursuant to (a) stock options and SARS that are currently vested or that vest within 60 days from March 31, 2010, (b) shares of unvested restricted stock granted to Phil Rykhoek, Ronald T. Evans, and Mark C. Allen, which vests annually over the next three years on June 30 of 2010, 2011, and 2012, (c) 25,000 shares of Restricted Stock granted to Robert Cornelius, which will vest on September 5, 2010, (d) shares of unvested restricted stock that will cliff vest after three years of service, on March 31, 2011, (e) shares of unvested restricted common stock that will cliff vest after three years of service, on March 31, 2012, (f) shares of unvested restricted common stock that will cliff vest after three years of service, on March 31, 2013, (g) shares of unvested restricted stock that vest ratably between January 31, 2010 and the date the officer becomes retirement eligible, which is upon the officer reaching a retirement age between the ages of 60 and 65, depending on length of service. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change of control of the Company, with the exception of the shares that cliff vest on March 31, 2011 and March 31, 2012 for Messrs. Roberts, Rykhoek, Evans, and Allen. These amounts do not include any performance based shares as their issuance is dependent upon achieving certain performance criteria.

			Gareth	Phil	Ronald T.	Mark C.	Robert	Raymond
			Roberts	Rykhoek	Evans	Allen	Cornelius	Dubuisson
Stock Options	(a	)	283,588	59,016	92,830	150,856	—	203,820
Unvested Restricted Stock — Vesting on June 30, 2010	(b	)	—	3,394	3,394	1,244	—	—
Unvested Restricted Stock — Vesting on September 5, 2010	(c	)	—	—	—	—	25,000	—
Unvested Restricted Stock — Vesting on March 31, 2011	(d	)	21,662	12,644	12,644	9,034	12,644	7,221
Unvested Restricted Stock — Vesting on June 30, 2011	(b	)	—	3,394	3,394	1,244	—	—
Unvested Restricted Stock — Vesting on March 31, 2012	(e	)	54,128	34,937	34,937	29,524	34,937	19,231
Unvested Restricted Stock — Vesting on June 30, 2012	(b	)	—	3,395	3,395	1,245	—	—
Unvested Restricted Stock — Vesting on March 31, 2013	(f	)	—	38,387	38,387	26,658	26,658	12,795
Unvested Restricted Stock — Retirement Vesting	(g	)	197,400	190,556	212,334	107,666		59,500

(10)	Includes 1,238,101 shares of common stock which the executive officers and directors as a group have the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from March 31, 2010, and 1,698,717 shares of restricted stock which vest over time. These amounts do not include any performance based shares as their issuance is dependent upon achieving certain performance criteria. The maximum number of shares at March 31, 2010 that could be issued to executive officers pursuant to performance share awards is 600,810 shares.

(11)	Information based on Schedule 13G/A filed with the SEC on February 16, 2010. FMR LLC claims sole power to vote or to direct the vote of 1,986,603 shares and sole power to dispose or to direct the disposition of 37,019,075 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 34,849,584 shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3rd and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 37,135,348 shares owned by the Funds. The power to vote or direct the voting of the 37,135,348 shares directly owned by the Fidelity Funds resides with the Funds’ Boards of Trustees.

(12)	Information based on Schedule 13G/A filed with the SEC on January 29, 2010. BlackRock Inc. claims sole power to vote or to direct the vote of 18,434,045 shares and sole power to dispose or to direct the disposition of 18,434,045 shares. On December 1, 2009 BlackRock Inc., completed its acquisition of Barclays Global Investors from Barclays Bank PLC. As a result (substantially all of) the BGI Entities are now included as subsidiaries of BlackRock. Information based on schedule 13G filed with the SEC on February 4, 2010. The Bank of New York Mellon Corporation claims the sole power to vote 12,687,463 shares and sole power to dispose or to direct the disposition of 14,034,154 shares. All of the securities are beneficially owned by The Bank of New York Mellon Corporation and its direct or indirect subsidiaries in the various fiduciary capacities. These subsidiaries along with The Bank of New York Mellon Corporation have the shared voting power of 722,476 shares and shared dispositive power of 8,079 shares.

MANAGEMENT
     The names of our officers, the offices held by them and the period during which such offices have been held are set forth below. Each officer holds office until his successor is duly elected and qualified in accordance with our Bylaws.

Name	Age	Position
Phil Rykhoek	53	Chief Executive Officer
Ronald T. Evans	47	President & Chief Operating Officer
Mark C. Allen	42	Senior Vice President, Chief Financial Officer, Treasurer & Assistant Secretary
Robert L. Cornelius	55	Senior Vice President — Operations & Assistant Secretary
Dan E. Cole	57	Vice President — Marketing
Bradley A. Cox	48	Vice President — Business Development
Greg Dover	57	Vice President — North Region
H. Raymond Dubuisson	59	Vice President — Legal and Secretary
Charlie Gibson	51	Vice President — West Region
Jeff Marcel	48	Vice President — Drilling
Alan Rhoades	45	Vice President — Accounting
Barry Schneider	47	Vice President — East Region
Whitney Shelley	42	Vice President — Human Resources
     Set forth below is a description of the business experience of each of our current officers.
     Phil Rykhoek, is Chief Executive Officer of Denbury. Mr. Rykhoek served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer until June 30, 2009. Before joining Denbury in June 1995, Mr. Rykhoek was co-founder and an executive officer of Petroleum Financial, Inc. (“PFI”), a private company formed in May 1991 to provide accounting, financial, and management services on a contract basis to other entities. While at PFI, Mr. Rykhoek was also an officer of Amerac Energy Corporation, where he had been employed in various positions for eight years, most recently as Vice President and Chief Accounting Officer. Mr. Rykhoek also served as a director of Genesis Energy, L.P. until February 2010.
     Ronald T. Evans, President and Chief Operating Officer is a registered Professional Engineer who joined us in September 1999. Mr. Evans served as Senior Vice President, Reservoir Engineering until June 30, 2009. Before joining Denbury, he was employed as a manager with Matador Petroleum Corporation for 3 years and employed by Enserch Exploration, Inc. for 12 years in various positions. Mr. Evans received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1984 and his MBA from the University of Texas at Dallas in 1995. Mr. Evans also served as a director of Genesis Energy, L.P. until February 2010.
     Mark C. Allen, a Certified Public Accountant, is Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. Mr. Allen served as Vice President and Chief Accounting Officer until June 30, 2009. Before joining Denbury in April 1999, Mr. Allen was Manager of Financial Reporting for ENSCO International Incorporated from November 1996 to April 1999. Prior to November 1996, Mr. Allen was a manager in the accounting firm of Price Waterhouse LLP. Mr. Allen also served as a director of Genesis Energy, L.P. until February 2010.

     Robert L. Cornelius, Senior Vice President — Operations and Assistant Secretary, is an engineer and is responsible for all aspects of production, drilling, facilities and operations and has over thirty years of relevant industry experience. Before joining us in September 2006, Mr. Cornelius was Vice President of Operations with J.M. Huber Corporation, a large privately-owned company, beginning his employment there in 1982. Mr. Cornelius graduated from The University of Texas with a Bachelor of Science degree in Petroleum Engineering in 1977.
     Dan E. Cole, Vice President — Marketing, joined us in October 2006. Prior to joining Denbury, Mr. Cole was Director of the Mississippi/Alabama Business Unit for Plains Marketing, LP, since April 2004, and Manager, Gulf Coast Region for EOTT Operating, for the prior eight years before being acquired by Plains Marketing. Mr. Cole has 30 years of marketing, transportation and supply experience in the natural gas and crude oil industry. Mr. Cole received his Bachelor of Business Administration degree from Texas A&M University in 1974.
     Bradley A. Cox, Vice President — Business Development, a registered Professional Engineer, joined us in January 1999. Prior to joining Denbury, Mr. Cox was employed with National Energy Group for two years where he was responsible for reserves and acquisitions and employed by Enserch Exploration, Inc. for 11 years in various onshore and offshore engineering positions. Mr. Cox received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1985.
     Greg Dover, Vice President — North Region, has been with Denbury for almost 14 years in various operations roles. Prior to coming to Denbury, Mr. Dover had previous experience with Coho Resources, Graham Resources and Petro-Lewis Corporation in various operations and reservoir engineering positions. Mr. Dover is a registered Professional Engineer in the State of Texas and received his Bachelor of Science degree in Petroleum Engineering from the University of Wyoming in 1979.
     H. Raymond Dubuisson, is Vice President — Legal and Secretary. Prior to joining Denbury in July 2002, Mr. Dubuisson was a practicing oil and gas attorney in the Houston area primarily involved in exploration and production transaction work, preparation of title opinions, and negotiation and preparation of acquisition and divestiture agreements. He is licensed to practice law in the State of Texas, and has previously served as Vice President of Land for Weber Energy Corporation and Quanah Petroleum in Dallas, as Gulf Coast District Land Manager for Aminoil in Houston, and as Landman for Chevron in New Orleans.
     Charlie Gibson, Vice President — West Region is a registered Professional Engineer, who joined us in September 2002. Prior to joining Denbury, Mr. Gibson was employed as a manager with Coho Resources for six years and employed by Sun/Oryx for 14 years in various reservoir and production engineering positions. Mr. Gibson received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1981.
     Jeff Marcel, Vice President — Drilling, joined Denbury in 1996 and served in a variety of operational roles prior to his promotion to Vice President — Drilling in March 2010. Prior to joining Denbury, Mr. Marcel worked for Hunt Petroleum Corporation, Rosewood Resources Inc. and Placid Oil Company in various onshore and offshore engineering and management positions. Mr. Marcel received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1983.
     Alan Rhoades, Vice President — Accounting, is a Certified Public Accountant. Before joining Denbury in July 2003, Mr. Rhoades was Assistant Controller for Amerada Hess Corporation from 2001 to

2003, and held that same position for Triton Energy Limited from 1996 until it was acquired by Amerada Hess Corporation in 2001. Prior to joining Triton Energy Limited, Mr. Rhoades was a manager in the accounting firm of KPMG LLP.
     Barry Schneider, Vice President — East Region, joined us in September 1999. Prior to joining Denbury, Mr. Schneider was employed as a production engineer for Wiser Oil for six years and by Conoco for nine years in various production, engineering and operation positions. Mr. Schneider received his Bachelor of Science degree in Natural Gas Engineering from Texas A&M-Kingsville in 1985.
     Whitney Shelley, Vice President — Human Resources joined us in November 2009. Prior to joining Denbury, she was Executive Vice President of Human Resources for Bank of America from 2004 until 2008 and prior to that was Senior Director Human Capital Business Solutions at Blockbuster from 2003 until 2004. Ms. Shelley achieved her Microsoft Certified Systems Engineer (MCSE) certification in 1994 and graduated with a Bachelor of Science degree from the University of North Texas in 1990.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of Denbury’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Denbury specifically cautions investors not to apply these statements to other contexts.
     Objectives and Philosophy. Our compensation policies are designed to ensure that salary levels and compensation incentives attract and retain top level individuals in key positions and are commensurate with each individual’s level of executive responsibility, the type and scope of our operations, and our Company-wide financial condition and performance.
     Our overall compensation philosophy is that:
•	we pay base salaries at the level to attract and retain outstanding talent, generally targeted at the median level of salaries of comparable companies;

•	long-term incentives are the main focus of executive compensation;

•	we encourage all employees to be stockholders to better align their interests with those of our stockholders; and

•	we reward employees primarily for the effort and results of the team or Company as a whole, rather than compensating only for individual performance.
     The components of our Company-wide compensation consist of:
•	competitive base salaries;

•	a bonus plan for all employees;

•	long-term awards for all employees, but with higher amounts for our professionals;

•	restricted stock for our managers and others in critical roles;

•	stock for our officers, of which one-third is comprised of restricted stock, one-third is comprised of SARs settled in stock, and one-third is comprised of performance-based stock; and

•	a stock purchase plan for all employees.
     We believe that our overall program has proven to be an effective retention and motivation tool for our employees and management as evidenced by our low employee turnover ratio. In spite of the highly competitive environment that currently exists in our industry and the demand for experienced personnel, our turnover rate has averaged only 4% per year during the last two years, excluding involuntary terminations. We also believe that the combination of base salaries, discretionary annual bonuses, SARs, restricted stock and performance-based shares provides a proper balance of compensation between short-term and long-term awards and between cash and equity awards, with over half the target related to long-term equity awards, an important part of our plan. All of our equity awards align our executives’ objectives with those of our stockholders, and approximately one-third to one-half of those equity awards are further tied to specific corporate performance objectives. A significant portion of total compensation (cash bonuses) is also determined based on subjective performance measures, assuring that our executives focus on the entire business and not just isolated narrow statistical categories (see more detailed discussions below).
     We do not currently have a policy providing for specific compensation penalties if we were to be required to restate our financial statements. The only specific impact of this event would be a potential downward adjustment to our performance awards, not to exceed 25%, based on the subjective review by the independent directors of our Compensation Committee of our Board of Directors (the “Committee”) (see “Performance-based Shares” below), although such an event would also likely affect the more subjective cash bonuses awarded by the Committee each year which considers overall Company performance and would likely affect the value of the equity awards granted to our employees pursuant to our stock purchase plan and 2004 Omnibus Stock and Incentive Plan (the “Stock Plan”).
     Although portions of our compensation program are performance-based, we do not believe that our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company risk profile.
     Peer Comparison. To assist us in establishing our “targeted overall compensation,” we have used a combination of a broad-based industry survey and data obtained by a review of proxy materials for a more limited set of our peer companies. Management uses what we believe to be one of the more complete compensation surveys for our industry, which is prepared by Effective Compensation, Incorporated (“ECI”), selected primarily because of its extensive listing of both employee positions and industry entities. The most recent survey, based on March 1, 2009 data included compensation data from 112 exploration and production entities. In addition to reviewing the overall data from the 112 entities, management selected a subset of 21 peer group companies as a separate report from ECI, principally chosen because of a similar market capitalization. Due to the comprehensive nature of the ECI survey, we primarily use it to compare the base salaries, bonuses and long-term compensation of our employees, as the survey includes almost all types of positions for an oil and natural gas exploration and production company.
     When the Committee reviews overall compensation for our executive officers, it reviews the data furnished by ECI, but tends to rely more heavily on compensation data extracted by them from peer proxy materials, as the proxy materials include more data regarding stock and long-term compensation, the primary focus and emphasis of our executive compensation program. During each of the last three years, this peer group has included 15 companies. Our most recent compensation review in the fall of 2009, included proxy data for the following peer companies: Berry Petroleum, Cabot Oil and Gas, Cimarex Energy Company, Comstock Resources, Encore Acquisition, Forest Oil, Newfield Exploration, Pioneer Natural Resources, Plains Exploration and Production Company, Quicksilver Resources, Range Resources, Southwestern Energy, St. Mary Land, Swift Energy, and Whiting Petroleum. These companies were chosen because they are all independent exploration and production companies and generally have a similar market capitalization.
     Targeted Compensation. Our 2009 peer group review included an analysis of five major components:
•	base salary

•	cash bonuses

•	restricted stock grants

•	stock options or SAR grants

•	non-equity incentive compensation.
     The Committee compared the total compensation paid to executives of our peer companies with the compensation of our executive officers, with a goal to pay around the median amounts for base salary and in overall total compensation, with the primary focus on long-term incentives.
     Consistent with the Company’s overall emphasis on team work, our senior management generally functions as an executive committee. We have created what we call our “Investment Committee” which currently consists of Phil Rykhoek, Chief Executive Officer, Ronald Evans, President and Chief Operating Officer, Mark Allen, Senior Vice President and Chief Financial Officer and Robert Cornelius, Senior Vice President of Operations. Until June 30, 2009, the Investment Committee also included Gareth Roberts, our former President and Chief Executive Officer, who retired on June 30, 2009 from those positions and became our Chief Strategist and Co-Chairman of our Board of Directors. This group reviews and approves almost all significant corporate decisions as a group. Thus we operate on a less pyramidal basis than do most of our peers. Consistent with this approach, compensation of our senior management is more tightly bunched and more consistent among our senior management than at most of our peers, and there is less variance between our CEO’s salary and that of other members of our senior management. When we compare our senior management’s compensation to that of our peer group, we compare it based more on an aggregate basis than on an individual basis. In practice, this means that we compare the total aggregate compensation for our Named Executive Officers to the aggregate compensation for the top five executives of each company in our peer group, rather than comparing individual positions. For the latest compensation review in late 2009 following the retirement of Mr. Roberts, we primarily focused on the aggregate compensation of the Investment Committee members as compared to our peers; therefore, we compared the top four executives of each company in our peer group to the Investment Committee aggregate compensation. To allocate the compensation among our Named Executive Officers, we compared the compensation for our Chief Executive Officer and for our President

and Chief Operating Officer to the survey median compensation of the top two highest paid executives, and the compensation of our two senior vice presidents to the survey median compensation of the third highest paid executive of our peers, and the compensation of our next highest paid executive (not an Investment Committee member), to the fifth highest paid peer position’s survey median compensation, and was also generally consistent with the compensation of our other vice presidents. As a result of this approach, our Named Executive Officers tend to have more equal compensation among the group than most of our peers and the compensation of our Chief Executive Officer in relation to CEO compensation of our peers tends to be less.
     Generally, we target our base salaries to be less than one-quarter of our executives’ total compensation, with the remainder to be paid either through bonuses or long-term equity awards. This means that all but executives’ base salaries will be based, to a significant degree, on Company performance. Our compensation program also provides a mix of short-term and long-term incentives, with a heavier weighting towards long-term incentives.
     Peer Comparison. The results of our most recent compensation review, wherein we compared the 2009 compensation of our Investment Committee (four of the five Named Executive Officers) to the aggregate compensation of the top four reporting officers of our 15 member peer group, is summarized below, with each aspect of compensation discussed in more detail under the respective categories of compensation below. In performing this analysis, we excluded Mr. Roberts’ compensation from the analysis as he retired from his role as President and Chief Executive Officer on June 30, 2009. Therefore, the Denbury officers included in the numbers below are Messrs. Rykhoek, Evans, Allen, and Cornelius. Note that the value of the equity represents the grant-date fair value of awards granted during the year. The columns for the peer group data do not add across as the analysis reflects the median of each column.
2009 Denbury Compensation vs. 2008 Peer Group Compensation

			Bonus as		Non-Equity
	Base	Cash	a Percent	Total Equity	Incentive	All Other	Total
($ in thousands)	Salary	Bonuses	of Salary	Comp	Comp	Comp	Comp

Median of peer group	$1,587	$376	24%	$6,488	$759	$319	$11,833
Denbury totals	$1,660	$1,245	75%	$6,115	$—	$177	$9,197
Denbury % to peers	105%	425%		94%	0%	55%	78%
     Based on the review by the Committee in late 2009 and the various awards granted by the Committee to members of the Investment Committee as discussed individually below, the total compensation for these officers would be approximately the same, in the aggregate, as that of the top four reporting officers of our 15 member peer group.
     While the above peer group data was used as a guideline in determining our executives’ various aspects of compensation as discussed below, you should note that this is 2008 data, and therefore it is dated information. It is not possible to determine how compensation changed in 2009 or will change thereafter at the companies in our peer group and therefore, it is impractical for us to match the median compensation of our peer group even if desired, as the compensation of our peers is constantly changing.

     Officer Vesting Parameters. We have a mix of vesting parameters associated with our equity awards, although for the executive officers, our annual recurring long-term awards of restricted stock and SARs vest three years from the date of grant. In the past, restricted stock awards have vested over various periods, generally between three and five years, although for a special restricted stock award in 2004, the vested period averaged 14 years and was a combination of five year vesting and vesting upon retirement (which is no earlier than age 60). The retirement portion of these 2004 grants was modified in 2008 such that they are now vesting over time. For performance-based stock awards, beginning in 2009 we changed the performance period from a three year period to a one year performance period. We believe this shorter vesting period is a better way to evaluate the results of these awards.
     Stock Ownership Guidelines. During 2008, our Board adopted stock ownership guidelines, replacing a prior hold requirement related to restricted stock awards. Under our stock ownership guidelines, all officers are expected to hold stock with a value equal to three times their then annual base salary, and directors will be expected to hold stock with a value of three times their annual cash compensation. If an officer that is part of our Investment Committee or a director has not yet met such stock ownership levels or falls below such levels for a specified period, the guidelines will provide that no shares of common stock can be sold by that officer or director (except in connection with tax withholding or a hardship exception granted by the Board) until such ownership levels are reached. If an officer that is not part of our Investment Committee has not yet met such stock ownership levels or falls below such levels for a specified period, the guidelines will provide that such officer must retain and hold at least one-third of any restricted shares that vest until such ownership levels are reached, unless a hardship exception is granted by the Board.
Compensation Components
     Base Salaries. We strive to provide our senior management with a level of assured cash compensation in the form of base salaries that are appropriate given their professional status and accomplishments. We believe that base salaries should generally target the median salaries of our peer companies. Because of our emphasis on team work, as discussed under “Targeted Compensation”, we review and set base salaries for our senior management more on a group basis than on an individual basis. We do this to further emphasize our team approach and as such, seldom make distinctions for individual performance, experience or expertise among those individuals in the same levels within our executive group.
     On June 30, 2009, Mr. Roberts, founder of Denbury, retired as Chief Executive Officer and President of Denbury, as well as resigning his officer and director positions with all Company subsidiaries. He continued his service with the Company as Chief Strategist, a non-officer role, and as Co-Chairman of the Board of Directors. Mr. Roberts is paid $250,000 per year through 2012 as Chief Strategist. Information regarding the compensation received from Denbury during the fiscal year ended December 31, 2009 by Mr. Roberts in his capacity as Co-Chairman of the Board of Directors is disclosed under the heading “Compensation of Directors.” In conjunction with the retirement of Mr. Roberts on June 30, 2009, Mr. Rykhoek was promoted from Senior Vice President and Chief Financial Officer to Chief Executive Officer, Mr. Evans was promoted from Senior Vice President of Reservoir Engineering to President and Chief Operating Officer and Mr. Allen was promoted from Vice President and Chief Accounting Officer to Senior Vice President and Chief Financial Officer. On July 1, 2009, the salaries of Mr. Rykhoek and Mr. Evans were increased to $475,000, and the salary for Mr. Allen was increased to $355,000. The Committee granted an overall average 4.2% pay raise to all non-executive employees of the Company effective January 1, 2010 and granted a corresponding increase for each of our named executive officers.

     Since the base salaries of the Investment Committee were relatively close to that of our peers (see peer comparison above), the Committee granted a base salary increase for the officers that was consistent with the average salary increases given to all employees, an overall average 4.2% pay raise effective January 1, 2010. This base salary increase for the executives resulted in a base salary for the Named Executive Officers that was approximately equal to the anticipated median base salaries of our peers, adjusting for anticipated increases during 2009, as evidenced in the peer comparison referenced above,
     Cash Bonus Plan. Since 1995, we have had a practice of paying cash bonuses to all of our employees each year except in 1998 (the only year in which we had a significant net loss), when no bonuses were paid to employees. There is no formal bonus plan, nor any formal written formulas for determining bonus amounts. The decision to pay bonuses and in what amounts is determined by our Committee on a Company-wide basis, and executive officers receive bonuses only if all other employees receive bonuses.
     Our current practice used for 2009 bonuses, which is subject to review and change each year by our senior management and our Committee, includes seven different levels for bonus compensation purposes. The first five bonus levels are for non-officer employees. The remaining two levels include our corporate officers.
     Target bonus levels are as follows:
Tier I — first line personnel and entry level positions (10% of base salary)
Tier II — first level supervisors and entry level petro and technical professionals (20% of base salary)
Tier III — experienced professionals and first level managers (27.5% of base salary)
Tier IV — senior professionals and next level managers (35% of base salary)
Tier V — departmental/functional leaders (non-officers) (45% of base salary)
Officer I — non investment committee officers (70% of base salary)
Officer II — Investment committee members (100% of base salary)
     All cash bonuses are paid at the same level within each respective targeted range such that bonuses paid to all employees, including the officers, is consistent within their targeted range (i.e. if bonuses are paid at the middle of the range for one group, all other groups including the Named Executive Officers also receive bonuses at the middle of the targeted range). Additionally, we have paid a Christmas bonus to all employees each year that is equivalent to one week of each employee’s base salary.
     Bonus determinations are made by our Committee subjectively, not based on arithmetic methods, formulas or specific targets, but based on an overall retrospective evaluation of our corporate results, taking into account a wide range of both non-numeric measures and financial and operational results, which measures and results are not determined until the year has concluded. Any measure that might be considered to determine whether or not an oil and natural gas company had a good year (or other measures of success or failure) is a possible consideration by the Committee. These measures have historically included an evaluation of production levels, stock performance, achievement of acquisition or disposition goals, completion of significant transactions, completion of significant projects (such as software systems or significant construction projects), operating and administrative expense levels as compared to budget, capital expenditures as compared to budget, and the changes in our proved, probable and possible reserves for that period as compared to costs incurred. As our Committee’s decisions are subjective evaluations made on an overall basis, it is not possible to determine how these measures are weighted or evaluated by the Committee.

     Our Committee concluded that cash bonuses for all employees for 2009 should be awarded at the level of 90% of the various bonus ranges for 2009. This decision was based upon their assessment that the Company had positive overall performance during 2009 with regard to overall production, operating costs, and health, safety and environment factors, coupled with significantly beneficial acquisitions, dispositions and other events during the year, but that bonuses should be less than 100% as a result of the small shortfall in tertiary production and certain cost overruns in the company’s capital spending program. As such, cash bonuses for 2009, to be paid in early 2010, were paid at 90% of the targeted ranges for all employees or a total of 63% for the non-investment committee officers and 90% of base salaries for the four Named Executive Officers that are on the investment committee.
     Stock Purchase Plan. To encourage stock ownership in the Company by all of our employees and to better align our employees’ interests with those of our stockholders, we have a stock purchase plan which allows all employees to contribute up to 10% of their base compensation, with the Company matching 75% of such contributions, which is more generous with regard to company matching or stock discounts than the more typical plan that qualifies under Section 423 of the Internal Revenue Code. The combined funds are used at the end of each quarter to purchase common stock at the then current market price. In addition, we pay the income tax on the matching portion for employees who are Tier I employees (see “Cash Bonus Plan”). The stock purchase plan requires each employee to hold these shares for a minimum of one year before disposition. The Named Executive Officers received approximately 6% of the total Company matching compensation during 2009. The Named Executive Officers have the same limitations and rights under the plans as do our other employees and their benefits are the same as those for all other employees relative to their respective base salaries.
     Long-term Awards — Overall Program. Long-term compensation is a significant focus of our total compensation program for all employees, and is at an even higher level for our executives. Our overall long-term program consists of deferred cash bonuses, SARs payable only in stock, and restricted stock, and for our officers, performance-based stock. For our executives, our primary compensation and retention awards have been in the form of restricted stock, supplemented by performance-based stock and SARs. In our most recent compensation reviews, including the latest in 2009, we split the stock awards to our executives into three pieces to be equivalent in value: one-third cliff-vesting restricted stock, one-third cliff vesting SARs (based on the Black-Scholes option pricing model) and one-third (based on the targeted level) performance-based stock. We believe equity awards for our executives align the interests of our executive officers (and all other employees) with those of our stockholders. All equity-based awards granted under our Stock Plan are designed to motivate the employee to increase the value of the Company, and hopefully help achieve a commensurate increase in the market price of our shares, which benefits not only the employee but the Company’s stockholders. Because stock price is the primary measure that stockholders use to measure our performance, we believe that it is an important way to measure our executives’ performance.
     Beginning in 2009, the Committee changed the period that all employees have to exercise their SAR awards (i.e. the termination date) from ten years to seven years. This change is beneficial for both our stockholders and the Company, as it decreases our compensation expense under the Black-Scholes option pricing model and results in SARs being exercised sooner which in turn will result in shares not utilized in the net settlement of SARs being returned to the pool for future awards.
     General Terms of Non-Officer Equity Awards. We have consistently given our new employees long-term incentive awards (“Awards”) on their date of hire, with additional Awards granted each year as part of the annual review of compensation by our Compensation Committee. Currently, an employee’s initial Award generally vests over four years in the following manner: 35% after year one, 35% after year two, 20% after year three and 10% after year four.
     In the past, our annual Awards generally cliff vested 100% four years from the grant date. The Committee’s review of our program indicated the need for uniformity between the Awards granted initially to new hires and our annual Awards for incumbent non-officer personnel. Beginning with the 2009 grants Tier I — V employees no longer received grants that cliff vested 100% four years after the grant date; instead the grants vest ratably over four years.
     In the 2009 compensation review, we reviewed all aspects of our employees’ compensation (including officers) and compared them to peer group compensation using surveys and/or publicly disclosed data, including base salary, cash bonuses and long-term awards, valuing the long-term awards as expensed in financial statements. We then adjusted each individual’s compensation package so that they were generally in line with the median of industry peer groups for the three main categories, base salary, cash bonuses and long-term compensation, generally pricing the new awards in the same manner as they will be expensed in our financial statements. Based on all the data, we determined that we would continue to allocate our long-term award grants using the following allocations:

Tier I employees	75% deferred cash / 25% SARs
Tier II employees	100% SARs
Tier III employees	67% SARs / 33% restricted stock
Tier IV employees	40% SARs / 60% restricted stock
Tier V employees	33% SARs / 67% restricted stock
Officers	33% SARs / 67% stock, of which 50% is cliff vested restricted stock and 50% is cliff vested performance-based restricted stock
     In March 2010, the Committee revisited this allocation and decided to change the allocation for Tier II employees going forward to 50% deferred cash and 50% SARs, instead of 100% SARs. The Committee made this change as it believed that having an element of deferred cash would be considered a better mix of compensation and would provide a lower level of risk to those employees.
     Long-term Awards — Restricted Stock. In keeping with the concept of maintaining a regular schedule of long-term awards that vest each year (our key retention feature), the Committee reviewed the executives’ compensation again in late 2009 to determine the appropriate amount of long-term awards to issue. The primary tool used in the analysis was a comparison of our executives’ compensation to that of our peers, using the required public disclosures of total compensation (see summary table under “Targeted Compensation — Peer Comparison” above). As the comparison indicates, the executives’ total compensation was only 78% of the median of our peers, well below the targeted amount. Even with the salary increases and the increased cash bonuses, the Committee determined that our executive compensation was still approximately $2.6 million below the median total compensation of the peer group. The Committee concluded that they would grant an equity package similar to prior grants, with a total value (based on the 100% performance target amount) of $6.1 million allocated among the Investment Committee as noted below, approximately the same as last year and relatively close to the equity compensation of our peer comparison above. The dollar value and shares granted to each officer are disclosed below under “Equity Awards Granted January 2010”.

     Performance-based Cash and Shares. In order to create additional performance incentives, one-third of our stock awards are in the form of performance-based stock (see “Performance-based Shares” below). Our goal is to select performance objectives which would not be significantly affected by commodity prices, or if so influenced, we chose as our measurement criteria comparisons to our peer group who theoretically would be subject to the same market influences on their performance. Further, we have employed four different performance objectives, as discussed above, so as to minimize any motivation for manipulation of the targets by our executives.
     In addition, during the 2009 compensation review, our Committee elected to grant, on January 4, 2010, cash performance awards to members of our Investment Committee for the first time. The performance measures used for these awards are the same as those for the equity performance shares, but the Committee believed that this was one form of compensation that was missing for our executives when reviewing the peer compensation, as evidenced by the “non-equity compensation” listed above in the peer comparison table. If earned at the 100% targeted level, these awards, granted January 4, 2010, would be $500,000 for Messrs. Rykhoek and Evans and $350,000 for Messrs. Allen and Cornelius. As with the performance shares, these awards will vest on March 31, 2011.
     The granted performance-based cash and stock will be earned (and eligible to vest) during the performance period depending upon the Company’s level of success in achieving four specifically-identified performance targets. Generally, one-half of the shares eligible to be earned under the performance-based shares will be earned for performance at the designated target levels (100% target vesting levels) or upon any earlier change of control (for certain officers), and twice that number of shares will be earned if the higher maximum target levels are met. If performance is below designated minimum levels for all performance targets, no performance-based shares will be earned. The targets chosen by our Committee are generally intended to be based upon controllable Company performance factors, which for the most part are intended to exclude the effect of changes in commodity prices. The Committee is authorized to change any of the terms or conditions of the Award in order to take into account any material unanticipated change in the Company’s operations, corporate structure, assets, or similar changes, but only to the extent such action carries out the original purpose, intent and objectives of the Award.
     The performance targets consist of (1) comparisons of actual results to budgeted or targeted amounts or (2) a relative comparison of our actual results to that of our peers. The targets cover four primary areas: (1) tertiary oil production (2) total corporate production, (3) total operating costs (excluding the cost of CO2), and (4) reserve replacement percentages. Prior to the latest awards granted in January 2010, the performance awards included a comparison of the total finding and development costs, general and administrative costs and operating expenses on a per unit basis as compared to the same total costs of our peer group, in lieu of the operating cost comparison used in the latest awards. The Committee changed this parameter as they believed that (i) it was difficult to accurately determine the comparable total costs of our peers due to the variability in industry accounting methods and reporting, and (ii) the lack of any peer companies with significant Enhanced Oil Recovery operations makes a comparison of total costs difficult due to the different nature of our operations. The performance awards were also modified slightly for the most recent grants to account for the growth in the Company and to make the weighting more consistent at the different earned levels. The revised weighting and targets are outlined below.
     The performance target calculation is done by reviewing each measure, determining the appropriate number of points for each measure based on the actual results as indicated in each table below, and adding them up. In the aggregate, the potential points earned range from zero to 200, which corresponds to a vesting percentage from zero percent to 200% of the targeted shares. The measurement period is a three-year period for Awards granted in January 2007 and 2008, and a one-year measurement period for the Awards granted in January 2009 and 2010.
     The tertiary oil production performance measure compares our actual tertiary production to the targeted amounts over the one or three year measurement periods. The computation is measured as a percentage, computed by dividing the actual tertiary production by the targeted amounts. This award is intended to be approximately 35% of the total weighting. Points are earned as follows for the most recent awards granted in January 2010:

		Performance
	Tertiary Production Percentage	Percentage Points
A.	107.4% or more	70
B.	103.7% to 107.3%	56
C.	100% to 103.6%	42
D.	96.3% to 100%	28
E.	Less than 96.3%	0
     The total corporate production measurement is very similar to the tertiary production measure in that it compares our actual total corporate production to targeted amounts over the one- or three-year measurement periods. Because this measure is based on a larger number, with a one percent variance representing a larger absolute amount, the range of percentages used in this comparison is tighter. The computation is measured as a percentage, computed by dividing the actual corporate production by the targeted amounts. This award is intended to be approximately 20% of the total weighting. Points are earned as follows for this measure for the most recent awards granted in January 2010:

	Average Annual Corporate	Performance
	Production Percentage	Percentage Points
A.	106.9% or more	40
B.	103.0% to 106.8%	32
C.	100% to 102.9%	24
D.	96.6% to 99.9%	16
E.	Less than 96.6%	0
     The third measure compares our total operating costs to our budgeted amounts, both of which exclude the cost of CO2. CO2 costs are excluded because (i) they generally track oil prices and therefore a portion of that cost would not be controllable, and (ii) we generally want to inject or use more CO2 rather than less and as such do not want to include these costs in our budget. This award is intended to be approximately 25% of the total weighting. For this measure, points are earned as follows for the most recent awards granted in January 2010:

		Performance
		Percentage
	LOE Target Per BOE	Points
A.	Less than $14.35	50
B.	14.36 to 14.72	40
C.	14.73 to 15.10	30
D.	15.11 to 15.50	20
E.	Greater than 15.50	0
     The final measure compares our actual reserve replacement percentages to targeted amounts. This award is intended to be approximately 20% of the total weighting. For this measure, points are earned as follows for the most recent awards granted in January 2010:

		Performance
		Percentage
	Reserve Replacement Percentage	Points
A.	300% or more	40
B.	200% to 299%	32
C.	150% to 199%	24
D.	100% to 149%	16
E.	Less than 100%	0
     We believe that it will be difficult to significantly exceed the targeted amounts of these performance measures, as to do so would require us to perform at or above 100% of our budgets or targets in every area. This would be difficult to achieve, as our forecasts assume a high level of efficiency. Since the performance measures cover the three primary focal points of our business, those being production, reserves and cost, exceeding our targets in all three of these areas becomes even more difficult. Our budgets or targets are not designed to be an easy goal. These targets are achievable, but require that work be completed on schedule and within targeted amounts, and to significantly exceed those targets is not considered likely, particularly in our current industry operating environment where goods, services, and personnel are in limited supply. Even if we are able to exceed our targets, there is likely to be an error factor in our projections, as certain things like production are difficult to predict with absolute certainty. However in this case, we believe that our projections could be inaccurate in either direction with approximately the same probability.
     In addition to the specific performance measures described above, our Committee has the discretion to reduce the number of performance-based shares otherwise earned by up to 25% based on other factors, which include their review of our corporate governance, environmental and safety compliance, debt levels, and other discretionary factors, but the Committee does not have the ability to discretionally increase the awards.
     Each of the target levels will be determined and defined by our Committee, based upon year-end targets or levels (for example, year-end 2009 reserves will serve as the baseline for the reserves replacement target for the awards granted in January 2010). Achievement of discretionary factors and confirmation of performance levels will be determined by our Committee. Any portion of the performance shares which are not earned by the end of the one- or three-year measurement period will be forfeited. In certain change of control events, the target level amount of the performance-based shares would vest.
     Results of Performance Based Awards Vesting in 2010. In March 2010, two different sets of performance-based incentive grants vested, those granted in 2007 and in 2009. The 2007 long-term incentive grants were awarded on January 2, 2007, and the number of performance-based shares of common stock earned by the executive officers was based upon Company performance for the three-year period ended December 31, 2009. The 2009 incentive grants were awarded on January 2, 2009, and the number of performance-based shares of common stock earned was based upon Company performance solely for the calendar year 2009. Both sets of shares earned under these awards vested on March 31, 2010. All other performance metrics upon with the performance-based incentive grants are based were similar to those discussed above, except that these awards included a comparison of our total cost for finding and development, general and administrative and operating expenses as compared to those costs of our peers, rather than operating costs compared to our budget, as evidenced in the most recent award.
     The number of performance-based shares earned during the performance period depended upon the Company’s level of success in achieving the four specifically-identified performance targets discussed above. Generally, one-half of the shares earnable under the performance-based shares could be earned for performance at the designated target levels (100% target vesting levels), and all of the shares could be earned if the higher maximum target levels were met. The following is a summary of the performance points earned for each of the awards based on the Company’s performance for the four targets, with the number of points equal to the percentage of the maximum number of shares eligible to be earned under these awards:

		2007 Award	2009 Award
	2007 and 2009 Awards	Performance	Performance
	Potential Points at	Points	Points
Performance Target Metric	Maximum Target	Earned	Earned
Actual tertiary oil production versus forecasted tertiary oil production	60	0	30
Actual total corporate production versus forecasted corporate production	45	35	35
Peer Group Efficiency Percentage -Finding cost, plus operating expenses, plus G&A expense per BOE versus peer group	50	30	20
Reserve Replacement Percentage	45	45	35
Total Points Earned	200	110	120
     On March 23, 2010, the Committee certified the performance results for the periods covered by both sets of the awards. The awards vested on March 31, 2010 at the 110% level for the 2007 Awards and 120% level for the 2009 Awards.
     Awards Granted January 2010. During December 2009, the Committee decided to grant our Named Executive Officers shares that were issued on January 4, 2010, valued at the dollar values shown below on the date of grant, with determination of the number of shares granted computed by dividing the total dollar value of the award by the closing price of the Company’s stock on Monday, January 4, 2010, as quoted on the NYSE, rounded to the nearest whole number of shares:

			Shares of
		Shares of Time	Performance —
	Total	Vesting	Based Stock
	Dollar Value (1)	Restricted Stock	(Target Amount)	SARs

Phil Rykhoek	$1,799,738	38,387	38,387	72,992
Ronald T. Evans	1,799,738	38,387	38,387	72,992
Mark C. Allen	1,249,830	26,658	26,658	50,689
Robert L. Cornelius	1,249,830	26,658	26,658	50,689
H. Raymond Dubuisson	599,886	12,795	12,795	24,330

(1)	The grant date fair value of the restricted stock was $15.63 per share and the value of the SARs was calculated at a Black Scholes value of $8.22 per share.
     The above described restricted stock and SAR equity awards will cliff vest on March 31, 2013, and the above described performance shares will cliff vest on March 31, 2011, with all the equity awards subject to an earlier vesting as a result of a holder’s death or disability or retirement as defined in the Stock Plan or unless vested earlier due to a change of control as defined in the Stock Plan, but vesting on a change of control will apply only to shares issued to Mr. Cornelius.
     In addition, on January 4, 2010, our Committee granted cash performance awards to members of our Investment Committee for the first time. The performance measures used for these awards are the same as those for the equity performance shares, but the Committee believed that this was one form of compensation that was missing for our executives when reviewing the peer compensation, as evidenced by the “non-equity compensation” listed above in the peer comparison table. If earned at the 100% targeted level, these awards, granted January 4, 2010, would be $500,000 for Messrs. Rykhoek and Evans and $350,000 for Messrs. Allen and Cornelius. As with the performance shares, these awards will vest on March 31, 2011.
     The Committee made the additional following determinations with regard to the grants of equity awards:
•	that time vesting restricted shares be considered issued and outstanding upon issue but held by the Company’s transfer agent until vesting has occurred;

•	that performance shares not be considered issued and outstanding until vesting has occurred; and

•	the SARs will expire seven years from the date of grant. Any increase in the stock price between the exercise price and the stock price on the exercise date will be paid solely in shares of Company stock.
     Change of Control and Severance Benefits. Our senior management and other employees have built Denbury into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change of control. Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with theirs, and providing change of control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change of control transactions that may not be in the best interests of stockholders. This desire was part of the reason that we issued significant amounts of restricted stock to senior management in 2004 with long-term vesting provisions, including 35% of such awards that would not vest until retirement, or upon a change of control, death or disability (see “Long-term Awards — Restricted Stock” above).
     As a result of the strong performance in our stock price, the value of the shares issued to the Named Executive Officers in 2004 has increased significantly since the date of grant, causing the potential change of control amount to increase more than originally intended. As such, the change of control provision related to the new equity awards granted in January 2008, 2009 and 2010 to those executives that also had restricted stock from the 2004 grants, of which almost 50% was still unvested, was eliminated. The Committee noted that the current payments in the event of a change of control were comparable to the median for the peer group, and therefore it was inappropriate to include additional change of control provisions for those executives. For the Named Executive Officers, only Mr. Cornelius retained the change of control provision in his January 2008, 2009 or 2010 grants, as Mr. Cornelius was not employed by Denbury in 2004. In addition, to further diminish this problem over time, the Committee changed the vesting provisions of these retirement shares so that they would vest over time (see “Targeted Compensation — Long-Term Incentive Compensation” above).
     We do not have any pre-defined severance benefits for our executive officers, except in the case of a change of control. In the case of a change of control event, we have two benefits for our employees and management: (1) our cash severance protection plan that was adopted in December 2000, and (2) immediate vesting of all long-term awards (excluding the January 2008, 2009 and 2010 awards for certain officers — see discussion above). Under the terms of our severance plan, an employee is entitled to receive a severance payment if a change of control occurs and the employee is terminated within two years of that change (i.e. a “double trigger” award). The severance plan will not apply to any employee who is terminated for cause or by an employee’s own decision for other than good reason (e.g., change of job status or a required move of more than 25 miles). If entitled to severance payments under the terms of the severance plan, the Chief Executive Officer and other members of our Investment Committee (three Senior Vice Presidents and one Vice President) will receive three times their annual salary and bonus, all of our other officers will receive two and one-half times their annual salary and bonus, certain other members of management will receive two times their annual salary and bonus, and all other employees will receive between one-third to one and one-half times their annual salary and bonus depending on their salary level and length of service with us. All employees will also receive medical and dental benefits for one-half the number of months for which they receive severance benefits.
     The severance plan also provides that if our officers are subject to the “parachute payment” excise tax, then the Company will pay the employee under the severance plan an additional amount to “gross up” the severance payment so that the employee will receive the full amount due under the terms of the severance plan after payment of the excise tax.
     In addition to the severance plan, many of our long-term incentives and equity awards have change of control protection. Therefore, upon a change of control, equity awards would immediately vest. In the case of our recently issued performance awards, they would vest at the target or 100% level in the event of a change of control.
     The following table shows, as of December 31, 2009, the estimated potential payments and benefits that would be received by our named executive officers based upon a hypothetical termination of employment in each of the circumstances indicated in the table. The fair market value of accelerated equity awards includes only those awards that were not currently vested as of December 31, 2009, using the closing stock price of $14.80 per share on that date.

			Fair Market
		Healthcare	Value of	Value of
		and Other	Accelerated	Accelerated
	Severance	Insurance	Equity	Deferred	Tax
	Plan Payment	Benefits	Compensation	Cash Awards	Gross-Up	Total Value
Phil Rykhoek
Change of Control	$2,473,297	$116,823	$3,817,480	$49,127	$—	$6,456,727
Death or Disability	—	—	5,525,047	49,127	—	5,574,174
Resignation/Termination	—	—	—	—	—	—

Ronald T. Evans
Change of Control	2,473,297	116,823	3,978,637	49,127	—	6,617,884
Death or Disability	—	—	5,686,204	49,127	—	5,735,331
Resignation/Termination	—	—	—	—	—	—

Mark C. Allen
Change of Control	1,878,173	117,831	2,101,241	34,688	—	4,131,933
Death or Disability	—	—	3,422,617	34,688	—	3,457,305
Resignation/Termination	—	—	—	—	—	—

Robert L. Cornelius
Change of Control	1,947,835	121,513	2,090,137	—	1,047,450	5,206,935
Death or Disability	—	—	2,090,137	—	—	2,090,137
Resignation/Termination	—	—	—	—	—	—

H. Raymond Dubuisson
Change of Control	981,403	37,463	1,669,298	33,714	—	2,721,878
Death or Disability	—	—	2,533,251	33,714	—	2,566,965
Resignation/Termination	—	—	—	—	—	—

Gareth Roberts
Change of Control	750,000 (1)	—	4,890,266	68,777	—	5,709,043
Death or Disability	—	—	7,361,560	68,777	—	7,430,337
Resignation/Termination	—	—	—	—	—	—

(1)	Mr.Roberts would receive a payment of $750,000 upon change of control as part of his Founder’s Retirement Agreement.
     Perquisites and Other Benefits. Our senior management participates in our benefit plans on the same terms as our other employees. These plans include medical, dental, disability and life insurance, partial matching contributions to our 401k plan, and partial matching contributions to our employee stock purchase plan described above. In addition, our directors participate in our medical, dental, vision and life insurance plans.
     We also provided an eleven-year-old automobile for our CEO until June 30, 2009, when Denbury transferred title to his Company provided vehicle upon his transition to his Chief Strategist and Co-Chairman of the Board role. Denbury also pays the monthly membership dues at golf clubs for certain of our executives, provided that they pay all or a portion of the upfront initiation fees. We provide the monthly golf club membership fees so that our executives have an appropriate entertainment forum for business associates. The cost to Denbury of these benefits aggregated less than $10,000 in 2009 for each of the Named Executive Officers except for Mr. Rykhoek, whose golf club membership aggregated $11,947. Our only retirement benefits are our 401k plan and a retirement vesting provision included in most of our equity awards. We do not have any pensions or post-retirement medical benefits.
     Board Process. During the fourth quarter of each year, management reviews the entire Company’s compensation, based on recommendations from their subordinates, and makes a proposal to the

Committee. Final review of this recommendation is made by the Committee at our regularly-recurring December Committee and Board meetings, although depending on the magnitude of the anticipated changes, there may be several Committee meetings and discussions with management in advance of the December meeting. The Committee approves all compensation and long-term awards for all executive officers, considering the recommendation of the CEO with regard to compensation for the other executives. Our Committee also reviews and approves our overall compensation programs for all employees or any significant changes to these programs. This Committee is the administrator of all of our compensation plans (other than our 401k plan, healthcare plan and other fringe benefit plans), including our Stock Plan under which all of our long-term equity awards are granted. The Board of Directors reviews and ratifies the compensation package based upon a recommendation from the Committee. Following approval of the entire compensation program, at least for the last several years, salary increases have been made effective January 1st, bonuses are paid in early January, and the annual recurring long-term compensation awards are made effective the first business day of January.
     Stockholder Input on Executive Compensation. Our Board and Compensation Committee believe that our executive compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders. They also believe that both the Company and stockholders benefit from responsive corporate governance and policies and constructive and consistent dialogue. Thus, the Board and Compensation Committee would welcome any comments you may have on our executive compensation policies and procedures. Please send any correspondence on our executive compensation policies and procedures to:
Denbury Resources Inc.
Attn: Chairman of the Compensation Committee of the Board of Directors
5100 Tennyson Parkway, Suite 1200
Plano, TX 75024
     In addition, you may e-mail your correspondence regarding executive compensation policies and procedures to the Chairman of the Compensation Committee of the Board of Directors at: compensationcommittee@denbury.com.
Compensation Committee Report
     The Compensation Committee of the Board is responsible for making recommendations to the Board regarding the general compensation policies of the Company, the compensation plans and specific compensation levels for officers and certain other managers. The independent board members of the Compensation Committee also administer our stock option and stock purchase plans for all employees.
     The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this proxy statement. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2009, and the Board approved that recommendation.
The Compensation Committee (as of December 31, 2009)
Gregory L. McMichael, Chairman
Michael B. Decker
Wieland F. Wettstein

Summary Compensation Table
     The following table sets out a summary of executive compensation for our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, and our next three most highly compensated executive officers (collectively, the “Named Executive Officers”) for the years indicated below.

					Stock		All Other
			Salary	Bonus (1)	Awards (2)	SARs (3)	Compensation	Total
Name and Principal Position		Year	($)	($)	($)	($)	(4) ($)	($)
Phil Rykhoek		2009	$415,000	$436,635	$1,056,248	$649,485	$61,837	$2,619,205
Chief Executive Officer		2008	328,746	262,230	795,845	—	53,921	1,440,742
		2007	311,230	320,356	486,326	—	37,347	1,155,259
Ronald T. Evans		2009	415,000	436,635	1,056,248	649,485	49,890	2,607,258
President & Chief Operating		2008	328,746	262,230	795,845	—	42,521	1,429,342
Officer		2007	311,230	320,356	486,326	—	37,347	1,155,259
Mark C. Allen		2009	327,500	326,327	820,839	477,087	43,327	1,995,080
Senior Vice President, Chief		2008	270,524	215,789	568,600	—	37,726	1,092,639
Financial Officer, Treasurer &		2007	256,111	263,621	347,376	—	32,812	899,920
Assistant Secretary
Robert L. Cornelius		2009	355,000	326,327	906,253	499,464	45,390	2,132,434
Senior Vice President —		2008	328,746	262,230	795,845	—	42,521	1,429,342
Operations & Assistant Secretary		2007	311,230	320,256	154,568	—	37,347	823,401
H. Raymond Dubuisson	(5)	2009	247,500	160,685	498,852	274,931	32,933	1,214,901
Vice President — Legal and Secretary
Gareth Roberts		2009	425,000	9,615	1,404,067	773,823	10,046,450	12,658,955
Chief Strategist, Former President,		2008	482,099	384,556	1,363,438	—	62,339	2,292,432
& Chief Executive Officer		2007	456,413	469,796	833,700	—	48,421	1,808,330

(1)	Represents the amounts earned based on our performance for the year indicated, even though they are actually paid early in January of the subsequent year. Bonuses also include a Christmas bonus that is equivalent to one week’s salary and which is paid to all employees.

(2)	Represents the fair value of restricted stock and performance-based stock awards (at the target level of 100%) granted during the year indicated. The fair value was the fair market value of the stock on the date of grant. Performance-based stock awards granted during 2007 and 2009 vested at 110% and 120%, respectively, on March 31, 2010. These awards include awards made pursuant to our 2004 Omnibus Stock and Incentive Plan. Further discussion regarding the underlying awards is included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2010.

(3)	Represents the fair value of stock-settled SARs granted during the year indicated using the Black Scholes option pricing model as of the date of grant. These awards were made pursuant to our 2004 Omnibus Stock and Incentive Plan. Further discussion regarding the underlying awards, including assumptions, is included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2009, included in the Company’s 2009 Annual Report on Form 10-K filed with the SEC on March 1, 2010.

(4)	Amounts in this column include (a) matching contributions by the Company to the Employee Stock Purchase Plan on each Named Executive Officer’s behalf, (b) matching contributions to the 401(k) Plan on each Named Executive Officer’s behalf, and (c) life and disability insurance premiums paid by the Company on each Named Executive Officer’s behalf as shown in the following table:

	Stock	401(k)	Insurance
	Purchase Plan (a)	Plan (b)	Premiums (c)
Phil Rykhoek	$31,125	$14,700	$4,065
Ronald T. Evans	31,125	14,700	4,065
Mark C. Allen	24,562	14,700	4,065
Robert L. Cornelius	26,625	14,700	4,065
H. Raymond Dubuisson	14,850	14,700	3,383
Gareth Roberts	20,625	14,700	4,065

The amount in All Other Compensation includes $11,947 in country club dues for Mr. Rykhoek.

Mr. Roberts served as President and Chief Executive Officer until June 30, 2009, at which time he transitioned to serving as Chief Strategist of the Company and Co-Chairman of the Board of Directors. The amount in All Other Compensation includes $6.35 million in Senior Subordinated Notes due 2016 and $3.65 million in cash issued or paid to him as part of his Founder’s Retirement Agreement, along with $370 in taxable meals, $965 for personal use of his Company-provided vehicle and $5,725 for the transfer of title to his Company provided vehicle in conjunction with this transition.

(5)	Compensation information for Mr. Dubuisson is not provided for 2007 and 2008 because he was not a Named Executive Officer until 2009.

2009 Grants of Plan-Based Awards (1)

						Stock		All Other
						Awards;		Option			Grant Date
						Number of		Awards;		Exercise	Fair Value
		Estimated Future Payouts Under Equity				Shares of		Number of		or Base	of Stock and
		Incentive Plan Awards				Stock or		Securities		Price of	SAR
		Threshold	Target		Maximum	Units		Underlying		SARs	Awards
Name	Grant Date	(#)	(#)		(#)	(#)		SARs (#)		($/Sh)	(2) ($)
Phil Rykhoek	1/2/2009		34,936	(3)	69,872						$453,120
	1/2/2009					34,937	(4)				453,133
	1/2/2009							80,385	(5)	$12.97	499,464
	6/30/2009					10,183	(6)				149,996
	6/30/2009							19,370	(7)	14.73	150,021
Ronald T. Evans	1/2/2009		34,936	(3)	69,872						453,120
	1/2/2009					34,937	(4)				453,133
	1/2/2009							80,385	(5)	12.97	499,464
	6/30/2009					10,183	(6)				149,996
	6/30/2009							19,370	(7)	14.73	150,021
Mark C. Allen	1/2/2009		29,524	(3)	59,048						382,926
	1/2/2009					29,524	(4)				382,926
	1/2/2009							67,931	(5)	12.97	422,082
	6/30/2009					3,733	(6)				54,987
	6/30/2009							7,102	(7)	14.73	55,005
Robert L. Cornelius	1/2/2009		34,936	(3)	69,872						453,120
	1/2/2009					34,937	(4)				453,133
	1/2/2009							80,385	(5)	12.97	499,464
H. Raymond Dubuisson	1/2/2009		19,231	(3)	38,462						249,426
	1/2/2009					19,231	(4)				249,426
	1/2/2009							44,248	(5)	12.97	274,931
Gareth Roberts	1/2/2009		54,127	(3)	108,254						702,027
	1/2/2009					54,128	(4)				702,040
	1/2/2009							124,541	(5)	12.97	773,823

(1)	There were no non-equity incentive plan type awards or option awards granted in 2009; therefore, columns related to those types of awards have been omitted from the table above.

(2)	Represents the fair value of stock and stock settled SAR awards as of the grant date. The fair value of stock awards is the fair market value of the stock on the date of grant. The fair value of SARs is fair value using the Black Scholes option pricing model as of the date of grant. Further discussion regarding the underlying awards, including assumptions, is included in Note 9 of the Company’s audited financial statements for the year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2010.

(3)	These shares are performance-based stock awards (target amount) that cliff vested on March 31, 2010 upon satisfaction of the performance criteria of the grant. The actual award earned was 120% of the targeted shares but could have ranged from zero to 200% of the targeted shares based upon the Company’s level of success in achieving four specifically-identified performance targets.

(4)	These shares of restricted stock cliff vest on March 31, 2012. In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death, disability or retirement. Mr. Cornelius’ shares also vest upon a change of control of the Company.

(5)	These stock settled SARs cliff vest on March 31, 2012, more than three years after the date of grant. In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death, disability or retirement. Mr. Cornelius’ shares also vest upon a change of control of the Company.

(6)	These shares of restricted stock vest ratably on June 30, 2010, 2011 and 2012, three years after the date of grant. In addition to the foregoing vesting provisions, all of these shares of restricted stock vest upon a holder’s death, disability or retirement.

(7)	These SARs vest ratably on June 30, 2010, 2011 and 2012, three years after the date of grant. In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death, disability or retirement.

2009 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Underlying	Underlying				Shares or		Shares or
	Unexercised	Unexercised				Units of		Units of
	Options	Options		Option	Option	Stock That		Stock That
	(#)	(#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)
Phil Rykhoek	4,048			$3.4125	1/2/2014
	42,868			6.9275	1/3/2015
		12,100	(1)	12.1900	1/3/2016
		80,385	(2)	12.9700	1/2/2016
		19,370	(3)	14.7300	6/30/2016
						217,778	(4)	$3,223,114
						3,026	(5)	44,785
						17,500	(6)	259,000
						17,500	(7)	259,000
						12,644	(8)	187,131
						12,645	(9)	187,146
						34,937	(10)	517,068
						34,936	(7)	517,053
						10,183	(11)	150,708
Ronald T. Evans	26,384			$3.4125	1/2/2014
	54,346			6.9275	1/3/2015
		12,100	(1)	12.1900	1/3/2016
		80,385	(2)	12.9700	1/2/2016
		19,370	(3)	14.7300	6/30/2016
						228,667	(4)	$3,384,272
						3,026	(5)	44,785
						17,500	(6)	259,000
						17,500	(7)	259,000
						12,644	(8)	187,131
						12,645	(9)	187,146
						34,937	(10)	517,068
						34,936	(7)	517,053
						10,183	(11)	150,708
Mark C. Allen	10,000			$2.3200	1/2/2011
	27,376			1.7725	1/14/2012
	35,492			2.8175	1/2/2013
	29,304			3.4125	1/2/2014
	40,140			6.9275	1/3/2015
		8,544	(1)	12.1900	1/3/2016
		67,931	(2)	12.9700	1/2/2016
		7,102	(3)	14.7300	6/30/2016
						113,333	(4)	$1,677,328
						2,136	(5)	31,613
						12,500	(6)	185,000
						12,500	(7)	185,000
						9,034	(8)	133,703
						9,034	(9)	133,703
						29,524	(10)	436,955
						29,524	(7)	436,955
						3,733	(11)	55,248

2009 Outstanding Equity Awards at Fiscal Year-End (Continued)

	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or		Market Value
	Underlying	Underlying			Units of		of Shares or
	Unexercised	Unexercised	Option	Option	Stock That		Units of Stock
	Options (#)	Options (#)	Exercise	Expiration	Have Not		That Have
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)		Not Vested ($)
Robert L. Cornelius		80,385 (2)	$12.9700	1/2/2016
					25,000	(12)	$370,000
					5,562	(6)	82,318
					5,562	(7)	82,318
					12,644	(8)	187,131
					12,645	(9)	187,146
					34,937	(10)	517,068
					34,936	(7)	517,053
H. Raymond Dubuisson	90,000		$2.5000	7/1/2012
	22,164		2.8175	1/2/2013
	44,028		3.4125	1/2/2014
	39,324		6.9275	1/3/2015
		8,304 (1)	12.1900	1/3/2016
		44,248 (2)	12.9700	1/2/2016
					89,250	(4)	$1,320,900
					2,076	(5)	30,725
					10,000	(6)	148,000
					10,000	(7)	148,000
					7,221	(8)	106,871
					7,221	(9)	106,871
					19,231	(10)	284,619
					19,231	(7)	284,619
Gareth Roberts	31,700		$2.3200	1/2/2011
	34,964		1.7725	1/14/2012
	55,736		2.8175	1/2/2013
	64,028		3.4125	1/2/2014
	80,220		6.9275	1/3/2015
		16,940 (1)	12.1900	1/3/2016
		124,541 (2)	12.9700	1/2/2016
					263,200	(4)	$3,895,360
					4,236	(5)	62,693
					30,000	(6)	444,000
					30,000	(7)	444,000
					21,662	(8)	320,598
					21,663	(9)	320,612
					54,128	(10)	801,094
					54,127	(7)	801,080

(1)	These stock settled SARs cliff vest 100% on January 3, 2010, four years after the date of grant. In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death, disability, retirement or a change of control of the Company.

(2)	These stock settled SARs cliff vest 100% on March 31, 2012, more than three years after the date of grant. In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death, disability or retirement. Mr. Cornelius’ shares also vest upon a change of control of the Company.

(3)	These stock settled SARs vest ratably each June 30th in 2010, 2011 and 2012. In addition to the foregoing vesting provisions, all of these SARs vest upon a holder’s death, disability, or retirement. Mr. Cornelius’ shares also vest upon a change of control of the Company.

(4)	These shares of restricted stock vest ratably each January 31st until the final vesting upon reaching a retirement age between 60 and 65, depending on length of service, and the officer’s separation from the Company. Originally, these shares would not be delivered until the officer’s separation from the Company. However, in January 2009, a change in the vesting provision was made so that the shares would vest ratably each year until retirement age. In addition to the foregoing vesting provisions, all of these shares will vest upon a holder’s death or disability or a change of control of the Company.

(5)	These shares of restricted stock cliff vest 100% on January 3, 2010, four years after the date of grant. In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death, disability, retirement or a change of control of the Company.

(6)	These shares of restricted stock cliff vest 100% on March 31, 2010, more than three years after the date of grant. In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death, disability, retirement or a change of control of the Company.

(7)	These shares are performance-based stock awards (target amount) that cliff vest on March 31, 2010 upon satisfaction of the performance criteria of the grant. The actual award earned can range from zero to 200% of the targeted shares based upon the Company’s level of success in achieving four specifically-identified performance targets. In addition to the foregoing vesting provisions, all of these shares will vest upon holder’s death, disability or retirement. Mr. Cornelius’ shares also vest upon a change of control of the Company. Performance-based stock awards granted during 2007 and 2009 vested at 110% and 120%, respectively, on March 31, 2010.

(8)	These shares of restricted stock cliff vest 100% on March 31, 2011, more than three years after the date of grant. In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death, disability or retirement. Mr. Cornelius’ shares also vest upon a change of control of the Company.

(9)	These shares are performance-based stock awards (target amount) that cliff vest on March 31, 2011 upon satisfaction of the performance criteria of the grant. The actual award earned can range from zero to 200% of the targeted shares based upon the Company’s level of success in achieving four specifically-identified performance targets. In addition to the foregoing vesting provisions, all of these shares will vest upon holder’s death or disability. Mr. Cornelius’ shares vest upon a change of control of the Company.

(10)	These shares of restricted stock cliff vest 100% on March 31, 2012, more than three years after the date of grant. In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death, disability or retirement. Mr. Cornelius’ shares also vest upon a change of control of the Company.

(11)	These shares of restricted stock vest ratably each June 30th in 2010, 2011 and 2012. In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death, disability or retirement.

(12)	These shares of restricted stock cliff vest on September 5, 2010, four years after the date of grant. In addition to the foregoing vesting provisions, all of these shares vest upon a holder’s death or disability or a change of control of the Company.
Option Exercises and Stock Vested During 2009

	Option Awards				Stock Awards
	Number of				Number of
	Shares		Value		Shares	Value
	Acquired on		Realized on		Acquired on	Realized on
Name	Exercise (#)		Exercise ($)		Vesting (#)	Vesting ($)
Phil Rykhoek	43,736	(1)	$543,972	(1)	118,222	$1,828,327
Ronald T. Evans	77,750	(2)	964,664	(2)	107,333	1,695,046
Mark C. Allen	30,000	(3)	494,678	(3)	49,867	795,570
Robert L. Cornelius	—		—		25,000	375,500
H. Raymond Dubuisson	—		—		73,950	1,090,346
Gareth Roberts	249,112	(1)	3,421,712	(1)	188,000	2,813,138

(1)	These shares acquired on exercise were held and not sold.

(2)	Includes 42,750 shares acquired on exercise that were held and not sold, with an indicated value realized of $426,245.

(3)	Includes 20,000 shares acquired on exercise that were held and not sold, with an indicated value realized of $333,750.
Severance Protection Plan
     In December 2000, the Board approved a severance protection plan for all of our employees. Under the terms of the severance plan, an employee is entitled to receive a severance payment if a change of control of the Company occurs and the employee is terminated within two years of the change of control. The severance plan will not apply to any employee who is terminated for cause or by an employee’s own decision for other than good reason (e.g., change of job status or a required move of more than 25 miles). If entitled to severance payments under the terms of the severance plan, the Chief Executive Officer and our three senior vice presidents will receive three times their annual salary and bonus, all of our other officers will receive two and one-half times their annual salary and bonus, certain other members of management will receive two times their annual salary and bonus, and all other employees will receive from one-third to one and one-half times their annual salary and bonus depending on their salary level and length of service with us. All employees will also receive medical and dental benefits for one-half the number of months for which they receive severance benefits.
     The severance plan also provides that if our officers are subject to the “parachute payment” excise tax, then the Company will pay the employee under the severance plan an additional amount to “gross up” the payment so that the employee will receive the full amount due under the terms of the severance plan after payment of the excise tax.

EQUITY COMPENSATION PLAN INFORMATION
     The following table summarizes information about Denbury’s equity compensation plans as of December 31, 2009.

			Number of securities
			remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of	Weighted average exercise	compensation plans
	outstanding options,	price of outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Stock Option Plan	4,476,053	$4.39	—
2004 Omnibus Stock and Incentive Plan	6,287,902	15.31	7,565,963
Employee Stock Purchase Plan	—	—	1,447,342
Equity compensation plans not approved by security holders:
Director Compensation Plan	—	—	226,548

	10,763,955	10.77	9,239,853

SHARE PERFORMANCE GRAPH
     The graph below matches the cumulative 5-year total return of holders of Denbury Resources Inc.’s common stock with the cumulative total returns of the S&P 500 index and the Dow Jones US Exploration & Production index. The graph assumes that the value of the investment in the company’s common stock, and in each index (including reinvestment of dividends) was $100 on 12/31/2004 and tracks it through 12/31/2009.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Denbury Resources Inc., The S & P 500 Index,
and The Dow Jones US Exploration & Production Index
*$100 invested on 12/31/04 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Copyright© 2010 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved. Copyright© 2010 Dow Jones & Co. All rights reserved.

	12/04	12/05	12/06	12/07	12/08	12/09

Denbury Resources Inc.	100.00	165.97	202.48	433.52	159.13	215.66
S&P 500	100.00	104.91	121.48	128.16	80.74	102.11
Dow Jones US Exploration & Production	100.00	165.32	174.20	250.27	149.86	210.65
The stock price performance included in this graph is not necessarily indicative of future stock price performance.

RELATED PARTY TRANSACTIONS
     Alpha Omega Partners which provides land brokerage services for Denbury, is 50% owned by Mike Dubuisson, the brother of Ray Dubuisson, our Vice President — Legal. During 2009, we paid this entity a total of $175,000 for its services, which we believe to be competitive with charges for these types of services from an independent third party in arm’s length transactions.
STOCKHOLDER PROPOSALS
     Pursuant to SEC Rule 14a-8, in order for a stockholder proposal to be included in the proxy materials for the 2011 annual meeting of stockholders, the proposal must be received by the Company no later than December 24, 2010, unless the date of our 2011 annual meeting is more than 30 days before or after May 19, 2011, in which case the proposal must be received a reasonable time before we begin to print our proxy materials. The proposals must also meet other SEC requirements to be eligible for inclusion. All future stockholder proposals must be submitted in writing to Mark C. Allen, Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024.
     The form of proxy for the annual meeting of stockholders grants authority to the persons designated therein as proxies to vote in their discretion on any other matters that come before the meeting, or any adjournment thereof, that are not set forth in our proxy statement, except for those matters as to which adequate notice is received. In order for a notice to be deemed adequate for purposes of the 2011 annual meeting of stockholders, it must be received prior to March 9, 2011.
RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
     PricewaterhouseCoopers LLP was first appointed by the Audit Committee in May 2004 to audit the Company’s books for 2004 and has been re-appointed each year since. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and/or to respond to appropriate questions. The Audit Committee has recommended that PricewaterhouseCoopers LLP be re-appointed as our independent registered public accounting firm for 2010, subject to ratification by the stockholders.
Independent Auditor Fees
     The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2009 and 2008.

	2009	2008
Audit Fees (1)	$1,779,643	$1,292,450
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	1,599	1,599

Total	$1,781,242	$1,294,049

(1)	Audit fees consist of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal controls over financial reporting, required quarterly reviews and consultations, as well as work only the independent registered public accounting firm can reasonably be expected to provide, such as comfort letters, consents and review of documents filed with the SEC.

(2)	Fees associated with a license for accounting research software.
     The Audit Committee Charter stipulates that the Audit Committee approve the fees to be paid to the independent registered public accounting firm prior to the annual audit. Additionally, all engagements for non-audit services by the independent registered public accounting firm must be approved prior to the commencement of services. All fees paid to the Company’s independent registered public accounting firm were approved by the Audit Committee prior to the commencement of services.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 and the rules there under require our executive officers and directors, and persons who own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership with the SEC and stock exchanges and to furnish us with copies. Based solely on our review of the copies of such forms received by us, or representations made by the officers and directors to us, we are not aware of any late filings of their forms during 2009.
OTHER MATTERS
     We know of no other matter to come before the annual meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy.
     All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by such owner with the SEC. The information contained in this proxy statement in the sections entitled “Compensation Committee Report,” “Share Performance Graph” and “Audit Committee Report” shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

     We have provided to each person whose proxy is solicited hereby a copy of our 2009 Annual Report to stockholders for the year ended December 31, 2009, which includes the Annual Report on Form 10-K except for certain exhibits. The Annual Report to stockholders does not constitute a part of the proxy soliciting material. A copy of our Annual Report to stockholders or our Annual Report on Form 10-K filed with the SEC may be obtained without charge by writing to Denbury Resources Inc., ATTN: Laurie Burkes, Investor Relations, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024, or by e-mail to ir@denbury.com.

By order of the Board of Directors

/s/ Mark C. Allen
Mark C. Allen
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Appendix A
2004
OMNIBUS STOCK AND INCENTIVE PLAN
FOR
DENBURY RESOURCES INC.
(Updated as of April 20, 2010)

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2004 OMNIBUS STOCK AND INCENTIVE PLAN FOR
DENBURY RESOURCES INC.
          1. Purpose. The purpose of this Plan is to advance the interests of Denbury Resources Inc., a Delaware Corporation, and increase shareholder value by providing additional incentives to attract, retain and motivate those qualified and competent employees and Directors, upon whose efforts and judgment its success is largely dependent.
          2. Definitions. As used herein, the following terms shall have the meaning indicated:
     (a) “Administrator” shall mean the person(s) designated by the Committee to carry out nondiscretionary administrative duties with respect to the Plan and Awards.
     (b) “Agreed Price” shall relate to the grant of an Award in the form of a SAR, and shall mean the value assigned to the Award’s Reserved Shares which will form the basis for calculating the Spread on the date of exercise of the SAR, which assigned value shall be the Fair Market Value of such Reserved Shares on the Date of Grant.
     (c) “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, and the Code; and the similar laws of any foreign country or jurisdiction where Options are, or will be, granted.
     (d) “Award” shall mean either an Option, a SAR, a Restricted Share Award, or a Performance Award, except that where it shall be appropriate to identify the specific type of Award, reference shall be made to the specific type of Award; and provided, further, that references to Award shall be deemed to be references to the written agreement evidencing such Award, and provided, finally, without limitation, that unless expressly provided to the contrary in the terms of the Award, in the event of a conflict between the terms of the Plan and the terms of an Award, the terms of the Plan are controlling.
     (e) “Board” shall mean the Board of Directors of the Parent.
     (f) “Broker Assisted Exercise” shall mean a special sale and remittance procedure pursuant to which the Holder of an Option shall concurrently provide irrevocable written instructions to (a) an Administrator designated brokerage firm (“Broker”) to effect the immediate sale of the Reserved Shares and remit to the Administrator, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option Price plus all applicable Federal, state and local income and employment taxes required to be withheld by the Company, and (b) the Administrator to deliver the certificates for the Shares directly to such brokerage firm in order to complete the sale.
     (g) “Cause” shall mean either (i) a final, nonappealable conviction of a Holder for commission of a felony involving moral turpitude, or (ii) Holder’s willful gross misconduct that causes material economic harm to the Company or that brings substantial discredit to the Company’s reputation.
          (h) “Change in Control” shall mean any one of the following:
          (1) “Continuing Directors” no longer constitute a majority of the Board; the term “Continuing Director” means any individual who has served in such capacity for one year or more, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office who were either directors at the beginning of such one-year period or whose election or nomination for election was previously so approved;
          (2) after the Effective Date, any person or group of persons acting together as an entity become (i) the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) directly or indirectly, of shares of common stock representing thirty percent (30%) or more of the voting power of the Company’s then outstanding securities entitled generally to vote for the election of the Company’s Directors, and (ii) the largest beneficial owner directly or indirectly of the Company’s then outstanding securities entitled generally to vote for the election of the Company’s Directors;
          (3) the merger or consolidation to which the Company is a party if (i) the stockholders of the Company immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than forty percent (40%) of the combined voting power to vote for the election of directors of the surviving corporation or other entity following the effective date of such merger or consolidation; or (ii) fifty percent (50%) or more of the individuals constituting the members the Investment Committee are terminated due to the Change in Control; or
          (4) the sale of all or substantially all, of the assets of the Company or the liquidation or dissolution of the Company.
          (5) Notwithstanding the foregoing provisions of this Section 2(h), if a Holder’s Separation is for a reason other than for Cause, and occurs not more than 90 days prior to the date on which a Change in Control occurs, for purposes of Awards, such termination shall be deemed to have occurred immediately following a Change in Control.
          (6) Notwithstanding anything herein to the contrary, under no circumstances will a change in the constitution of the board of directors of any Subsidiary, a change in the beneficial ownership of any Subsidiary, the merger or consolidation of a Subsidiary with any other entity, the sale of all or substantially all of the assets of any Subsidiary or the liquidation or dissolution of any Subsidiary constitute a “Change in Control” under this Plan.
     (i) “Change in Control Price” shall mean the higher of (i) the highest price per Share paid in any transaction reported on the NYSE or such other exchange or market as is

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the principal trading market for the Common Stock, or (ii) the highest price per share paid in any bona fide transaction related to a Change in Control, at any time during the 60 day period immediately preceding such occurrence; with such occurrence date to be determined by the Committee and any payments of a change in control price to be made within the time limits established under Section 10(b) hereof.
     (j) “Code” shall mean the Internal Revenue Code of 1986, as now or hereafter amended.
     (k) “Committee” shall mean the Compensation Committee of the Board, provided, further, that in granting Performance Awards, Committee shall refer to only those members of the Compensation Committee who are “Outside Directors” within the meaning of Section 162(m) of the Code.
     (l) “Common Stock” shall mean the common stock, $.001 par value, of the Parent.
     (m) “Company” shall mean, individually and collectively, the Parent and the Subsidiaries, except that when it shall be appropriate to refer only to Denbury Resources Inc., the reference will be to “Parent”.
     (n) “Date of Grant” shall mean the date on which the Committee takes formal action to grant an Award, provided that it is followed, as soon as reasonably practicable, by written notice to the Eligible Person receiving the Award.
     (o) “Director” shall mean a member of the Board.
     (p) “Disability” shall mean a Holder’s present incapacity resulting from an injury or illness (either mental or physical) which, in the reasonable opinion of the Administrator based on such medical evidence as it deems necessary, will result in death or can be expected to continue for a period of at least twelve (12) months and will prevent the Holder from performing the normal services required of the Holder by the Company; provided, however, that such disability did not result, in whole or in part: (i) from chronic alcoholism; (ii) from addiction to narcotics; (ii) from a felonious undertaking; or (iv) from an intentional self-inflicted wound.
     (q) “Effective Date” shall mean May 12, 2004.
     (r) “Eligible Person(s)” shall mean those persons or entities, as applicable, who are Employees, or non-employee Directors.
     (s) “Employee(s)” shall mean each person whose customary work schedule is a minimum of thirty (30) hours per week, and who is designated as an employee on the books of the Company.
     (t) “Fair Market Value” per Share on the date of reference shall be the Closing Price on such date, provided, further, that if the actual transaction involving the Shares

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occurs at a time when the New York Stock Exchange is closed for regular trading, then it shall be the most recent Closing Price; provided, further, that “Closing Price” means the closing price of the Shares on the New York Stock Exchange as reported in any newspaper of general circulation.
     (u) “Holder” shall mean, at each time of reference, each person with respect to whom an Award is in effect; provided, further, that following the death of a Holder, it shall refer to the person who succeeds to the rights of such Holder.
     (v) “Incentive Stock Option” shall mean an Option that is an incentive stock option as defined in Section 422 of the Code.
     (w) “Investment Committee” shall mean the committee of that name established by the Board, who shall be solely responsible for selecting its members, and whose members on the Effective Date are Messrs. Mark C. Allen, Ronald T. Evans, Robert Cornelius and Phil Rykhoek.
     (x) Purposely Omitted
     (y) “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.
     (z) “Option” (when capitalized) shall mean the grant of the right to purchase Reserved Shares through the payment of the Option Price and taking the form of either an Incentive Stock Option or a Non-Qualified Stock Option; except that, where it shall be appropriate to identify a specific type of Option, reference shall be made to the specific type of Option; provided, further, without limitation, that a single Option may include both Incentive Stock Option and Non-Qualified Stock Option provisions.
     (aa) “Option Price” shall mean the price per Reserved Share which is required to be paid by the Holder in order to exercise his or her right to acquire the Reserved Share under the terms of the Option.
     (bb) “Parent” shall mean Denbury Resources Inc.
     (cc) “Performance Award” shall mean the award which is granted contingent upon the attainment of the performance objectives during the Performance Period, all as described more fully in Section 17.
     (dd) “Performance Measures” shall mean one or more of the following: (i) earnings per share, (ii) return on average common equity, (iii) pre-tax income, (iv) pre-tax operating income, (v) net revenue, (vi) net income, (vii) profits before taxes, (viii) book value per share, (ix) changes in amounts of oil and gas reserves, (x) changes in production rates, (xi) net asset value, (xii) net asset value per share, (xiii) sales, (xiv) finding costs, or (xv) operating cost reductions or other operating cost measures, but shall not include remaining in the employ of the Company for a specified period of time.

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     (ee) “Performance Period” shall mean the period described in Section 17 with respect to which the performance objectives relate.
     (ff) “Plan” shall mean this 2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.
     (gg) “Plan Year” shall mean the calendar year.
     (hh) “Reserved Shares” shall mean, at each time of reference, the total number of Shares described in Section 3 with respect to which the Committee may grant an Award, all of which Reserved Shares shall be held in the Parent’s treasury or shall be made available from the Parent’s authorized and unissued Shares.
     (ii) “Restriction(s)” “Restricted” and similar shall mean the restrictions applicable to Reserved Shares subject to an Award which constitute “a substantial risk of forfeiture” of such Reserved Shares within the meaning of Section 83(a)(1) of the Code.
     (jj) “Restricted Period” shall mean the period during which Restricted Shares are subject to Restrictions.
     (kk) “Restricted Shares” shall mean the Reserved Shares granted to an Eligible Person which are subject to Restrictions; provided that, subject to the provisions of Section 16(b), the Committee may, in its sole discretion, determine that the Restrictions which otherwise would have been imposed have been fully satisfied on the Date of Grant by reason of prior service and/or other considerations, and thus provide that such Restricted Shares shall be fully Vested on the Date of Grant.
     (ll) “Restricted Share Award” shall mean the award of Restricted Shares.
     (mm) “Restricted Share Distributions” shall mean any amounts, whether Shares, cash or other property (other than regular cash dividends) paid or distributed by the Parent with respect to Restricted Shares during a Restricted Period.
     (nn) “Retirement Vesting Date” shall mean the first birthday of a Holder on which that Holder has attained the later of (i) his 60th birthday, and (ii) the birthday on which that Holder attains an age equal to (x) 65 minus (y) the number which results from multiplying (A) fifty percent (50%) times (B) that Holder’s full years of service as an Employee on such birthday, with such product of (A) and (B) rounded down to the nearest whole number before being deducted from 65. For example only, and without limiting the generality of the foregoing, a Holder who has completed 70 months of service (i.e., 5 full years of service) as an Employee on his 62nd birthday will not have attained his Retirement Vesting Date, whereas a Holder who has completed 72 months of service (i.e., 6 full years of service) as an Employee on his 62nd birthday will have attained his Retirement Vesting Date.
     (oo) “SAR” shall mean a stock appreciation right as defined in Section 18 hereof.

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     (pp) “Share(s)” shall mean a share or shares of Common Stock.
     (qq) “Spread” shall mean the difference between the Option Price, or the Agreed Price, as the case may be, of the Share(s) on the date of the Award, and the Fair Market Value of such Share(s) on the date of reference.
     (rr) “Separation” shall mean the date on which a Holder ceases to have an employment relationship with the Company for any reason, including death or Disability; and provided, further, without limitation, such employment relationship will cease, in the case of a non-Employee Director, upon his or her ceasing to be a Director; provided, however, that a Separation will not be considered to have occurred while an Employee is on sick leave, military leave, or any other leave of absence approved by the Company, if the period of such leave does not exceed 90 days, or, if longer, so long as the Employee’s right to redeployment with the Company is guaranteed either by statute or by contract.
     (ss) “Subsidiary” shall mean, where the Award is an Incentive Stock Option, a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code, and on the case of any other Award, shall mean any entity which would be a subsidiary corporation as defined in Section 424(f) of the Code if it were a corporation. Notwithstanding the foregoing, Genesis Energy, Inc. shall not be considered a Subsidiary for purposes of this Plan.
     (tt) “1933 Act” shall mean the Securities Act of 1933, as amended.
     (uu) “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.
     (vv) “Vested” and similar terms shall mean the number of Option Shares which have become nonforfeitable and the number of Restricted Shares on which the Restrictions have lapsed; provided, further, and without limitation, that the lapse of Restrictions based on the attainment of performance objectives is also a Vesting event.
     (ww) “10% Person” shall mean a person who owns directly (or indirectly through attribution under Section 425(d) of the Code) at the Date of Grant of an Incentive Stock Option, stock possessing more than 10% of the total combined voting power of all classes of voting stock (as defined in Section 424 of the Code) of the Parent on the Date of Grant.
     3. Award of Reserved Shares.
     (a) As of the Effective Date (as amended), 21,500,000 Shares shall automatically, and without further action, become Reserved Shares. Notwithstanding the foregoing, not more than 14,200,000 Reserved Shares may be issued under the Plan as a result of the Vesting of Restricted Stock or Performance Awards. To the extent any Award shall terminate, expire or be canceled, the Reserved Shares subject to such Award (or with respect to which the Award is measured), shall remain Reserved Shares. In addition, where an Award is settled on a basis other than the issuance of all Reserved Shares subject to such Award (or with respect to which the Award is measured), only the net number of Reserved

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Shares issued in settlement of such Award shall be canceled and no longer considered Reserved Shares.
     (b) Notwithstanding any provision in this Plan to the contrary, no person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible for a grant during a single calendar year of an Award with respect to, or measured by, more than 500,000 Reserved Shares. The limitation under this Section 3(b) shall be construed so as to comply with the requirements of Section 162(m) of the Code.
     4. Conditions for Grant of Awards.
     (a) Without limiting the generality of the provisions hereof which deal specifically with each form of Award, Awards shall only be granted to such one or more Eligible Persons as shall be selected by the Committee.
     (b) In granting Awards, the Committee shall take into consideration the contribution the Eligible Person has made or may be reasonably expected to make to the success of the Company and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company with regard to these matters. The Committee may from time to time in granting Awards under the Plan prescribe such terms and conditions concerning such Awards as it deems appropriate, including, without limitation, relating an Award to achievement of specific goals established by the Committee or to the continued employment of the Eligible Person for a specified period of time, provided that such terms and conditions are not inconsistent with the provisions of this Plan.
     (c) Incentive Stock Options may be granted only to Employees, and all other Awards may be granted to any Eligible Person.
     (d) The Plan shall not confer upon any Holder any right with respect to continuation of employment by the Company, or any right to provide services to the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate his or her employment at any time.
     (e) The Awards granted to Eligible Persons shall be in addition to regular salaries, pension, life insurance or other benefits (if any) related to their service to the Company, and nothing herein shall be deemed to limit the ability of the Company to enter into any other compensation arrangements with any Eligible Person.
     (f) The Administrator shall determine in each case whether periods of military or government service shall constitute a continuation of employment or service for the purposes of this Plan or any Award.
     (g) Notwithstanding any provision hereof to the contrary, each Award which in whole or in part involves the issuance of Reserved Shares may provide for the issuance of such Reserved Shares for consideration consisting of cash or cash equivalents, or such other

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consideration as the Committee may determine, including (without limitation) as compensation for past services rendered.
     (h) The Committee may delegate in writing to the Administrator the authority to grant Awards to new Employees of the Company, provided that such authority contains limits on the maximum amount or number of Awards (on both an individual basis and, if the Committee so designates, on an aggregate basis) that the Administrator may grant under such authority. Such authority shall also designate the terms and conditions for these grants.
     5. Grant of Options.
     (a) The Committee may grant Options to Eligible Persons from time to time, alone, in addition to, or in tandem with, other Awards granted under the Plan. An Option granted hereunder shall be either an Incentive Stock Option or a Non-Qualified Stock Option, and shall clearly state whether it is (in whole or in part) an Incentive Stock Option or a Non-Qualified Stock Option; provided, further, that failure of an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option will not affect its validity, and the portion which does not qualify as an Incentive Stock Option shall be a Non-Qualified Stock Option.
     (b) If both Incentive Stock Options and Non-Qualified Stock Options are granted to a Holder, the right to exercise, to the full extent thereof, Options of either type shall not be contingent in whole or in part upon the exercise of, or failure to exercise, Options of the other type.
     (c) The aggregate Fair Market Value (determined as of the Date of Grant) of the Reserved Shares with respect to which any Incentive Stock Option is exercisable for the first time by a Holder during any calendar year under the Plan and all such plans of the Company (as defined in Section 425 of the Code) shall not exceed $100,000; provided, further, without limitation, that any portion of an Option designated as an Incentive Stock Option which exceeds such $100,000 limit will, notwithstanding such designation, be a validly granted Non-Qualified Stock Option.
     (d) The Committee may at any time offer to buy out for a payment in cash, an Option previously granted, based on such terms and conditions as the Committee shall establish and as communicated to the Holder by the Administrator at the time that such offer is made, provided that no such offer or payment may be made in a manner that would violate the prohibition of the New York Stock Exchange (or other national securities exchange upon which the Company’s securities are listed for trading) against the repricing of “underwater” options (options with an exercise price above the then-current price of the Company’s common stock on the NYSE) without shareholder approval.
     6. Option Price.
     (a) The Option Price shall be any price determined by the Committee which is not less than one hundred percent (100%) of the Fair Market Value per Share on the Date of

8

Grant; provided, however, that in the case of an Incentive Stock Option granted to a 10% Person the Option Price shall not be less than 110% of the Fair Market Value per Share on the Date of Grant. The Administrator shall determine the Fair Market Value per Share.
     (b) Unless further limited by the Committee in any Option, the Option Price may be paid in cash, by certified or cashier’s check, by wire transfer, by money order, through a Broker Assisted Exercise, with Shares (but with Shares only if expressly permitted by the terms of the Option and only with Shares owned by the Holder for at least 6 months prior to the exercise date), or by a combination of the above; provided, however, that the Administrator may accept a personal check in full or partial payment. If the Option Price is permitted to be, and is, paid in whole or in part with Shares, the value of the Shares surrendered shall be the Shares’ Fair Market Value on the date delivered to the Administrator.
          7. Exercise of Options. An Option shall be deemed exercised when (i) the Administrator has received written notice of such exercise in accordance with the terms of the Option, and (ii) full payment of the aggregate Option Price plus required withholding tax amounts, if any, described in Section 15, of the Reserved Shares as to which the Option is exercised has been made. Separate stock certificates shall be issued by the Parent for any Reserved Shares acquired as a result of exercising an Incentive Stock Option and a Non-Qualified Stock Option.
     8. Vesting of Options.
     (a) Without limitation, each Option shall Vest in whole or in part, and shall expire, according to the terms of the Option. Unless otherwise expressly provided in an Option, each Option which is not an Annual Option as described in Section 8(b) below, shall Vest, and Reserved Shares subject to such Option shall become Vested Option Shares, on the dates set forth in the following Vesting Schedule:
          (1) 25% of the Reserved Shares on the first anniversary of the Date of Grant;
          (2) 25% of the Reserved Shares on the second anniversary of the Date of Grant;
          (3) 25% of the Reserved Shares on the third anniversary of the Date of Grant; and
          (4) 25% of the Reserved Shares on the fourth anniversary of the Date of Grant.
     (b) Except as otherwise expressly provided in such Option, an Option which is expressly designated as an “Annual” Option shall not Vest, and shall remain 100% forfeitable, until the fourth (4th) anniversary of its Date of Grant, and on such fourth (4th) anniversary of its Date of Grant such Annual Option shall become 100% Vested, and all Reserved Shares subject to such Annual Option shall become Vested Option Shares.

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     (c) The Committee, in its sole discretion, may accelerate the date on which all or any portion of an otherwise unvested Option shall Vest or restrictions on Restricted Shares will lapse.
     9. Termination of Option Period.
     (a) Unless the terms of an Option expressly provide for a different date of termination, the unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:
          (1) on the 90th day following Holder’s Separation for any reason except death, Disability or for Cause; or
          (2) immediately upon Separation as a result, in whole or in material part, of a discharge for Cause; or
          (3) on the first anniversary of a Separation by reason of death or Disability;
          (4) in the case of a 10% Person, on the fifth (5th ) anniversary of the Date of Grant; or
          (5) on the tenth (10th) anniversary of the Date of Grant.
     (b) Notwithstanding any provision of the Plan to the contrary, in the event of the proposed dissolution or liquidation of the Parent, or in the event of a proposed sale of all or substantially all of the assets of the Company, or the proposed merger of the Parent with or into another corporation (collectively, the “Transaction”), unless otherwise expressly provided (by express reference to this Section 9(b)) in the terms of an Option, after the public announcement of the Transaction, the Committee may, in its sole discretion, direct the Administrator to deliver a written notice (“Cancellation Notice”) to any Holder of an Option, canceling the unexercised Vested portion (including the portion which becomes Vested by reason of acceleration), if any, of such Option, effective on the date specified in the Cancellation Notice (“Cancellation Date”). Notwithstanding the foregoing, the Cancellation Date may not be earlier than the last to occur of (i) the 15th day following delivery of the Cancellation Notice, and (ii) the 60th day prior to the proposed date for the consummation of the Transaction (“Proposed Date”). Without limitation, the Cancellation Notice will provide that, unless the Holder elects in writing to waive, in whole or in part, a Conditional Exercise, that the exercise of the Option will be a Conditional Exercise, provided that the Holder will not be entitled to waive an exercise of an Option being a Conditional Exercise to the extent such exercise covers a portion of an Option which becomes Vested solely by virtue of the applicable Transaction being proposed. A “Conditional Exercise” shall mean that in the event the Transaction does not occur within 180 days of the Proposed Date, the exercising Holder shall be refunded any amounts paid to exercise such Holder’s Option, such Option will be reissued, and the purported exercise of such Option shall be null and void ab intitio.

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     10. Acceleration.
     (a) Unless otherwise expressly provided in the Award, in the event the Holder’s Separation is by reason of the Holder’s death, or Disability, all Awards granted to the Holder shall become fully exercisable, Vested, or the Restricted Period shall terminate, as the case may be (hereafter, in this Section 10, such Award shall be “accelerated”).
     (b) Unless otherwise expressly provided in an Award, in the event of a Change in Control (i) all Awards shall be accelerated, and (ii) in the sole discretion of the Committee, the value of some or all Awards may be cashed out on the basis of the Change in Control Price, at any time during the 60 day period immediately preceding any bona fide transaction related to a Change in Control; provided, further, that if a date prior to such occurrence is selected for a cash out, any subsequent increase in the Change in Control Price will be paid to each Holder on the date of such occurrence, or as soon thereafter as reasonably possible, but not later than 2 1/2 months from the occurrence of the Change in Control.
     11. Adjustment of Reserved Shares.
     (a) If at any time while the Plan is in effect or Awards with respect to Reserved Shares are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:
     (i) appropriate adjustment shall be made in the maximum number of Reserved Shares which may be granted under Section 3, and equitably in the Reserved Shares which are then subject to each Award, so that the same proportion of the Parent’s issued and outstanding Common Stock shall continue to be subject to grant under Section 3, and to such Award, and
     (ii) in addition, and without limitation, in the case of each Award (including, without limitation, Options) which requires the payment of consideration by the Holder in order to acquire Reserved Shares, an appropriate equitable adjustment shall be made in the consideration (including, without limitation the Option Price) required to be paid to acquire the each Reserved Share, so that (i) the aggregate consideration to acquire all of the Reserved Shares subject to the Award remains the same and, (ii) so far as possible, (and without disqualifying an Incentive Stock Option) the relative cost of acquiring each Reserved Share subject to such Award remains the same.
All such determinations shall be made by the Board in its sole discretion.
     (b) The Committee may change, or may direct the Administrator to change, the terms of Options outstanding under this Plan, with respect to the Option Price or the number of Reserved Shares subject to the Options, or both, when, in the Committee’s judgment, such adjustments become appropriate by reason of a corporate transaction (as defined in Treasury

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Regulation § 1.425-1(a)(1)(ii)); provided, however, that if by reason of such corporate transaction an Incentive Stock Option is assumed or a new Incentive Stock Option is substituted therefor, the Committee, or at the direction of the Committee, the Administrator, may only change the terms of such Incentive Stock Option such that (i) the excess of the aggregate Fair Market Value of the Shares subject to the substituted Incentive Stock Option immediately after the substitution or assumption, over the aggregate Option Price of such Shares at such time, is not more than the excess of the aggregate Fair Market Value of all Reserved Shares subject to the Incentive Stock Option immediately before such substitution or assumption over the aggregate Option Price of such Reserved Shares at such time, and (ii) the substituted Incentive Stock Option, or the assumption of the original Incentive Stock Option does not give the Holder additional benefits which such Holder did not have under the original Incentive Stock Option. Without limiting the generality of any other provisions hereof, including, without limitation, Section 21, except to the minimum extent, if any, required by Section 424(a) of the Code with respect to Incentive Stock Options, no change made under the authority of this Section 11(b) in the terms of an Option shall alter such Option’s material provisions in a way that makes such Option less valuable to its Holder.
     (c) Except as otherwise expressly provided herein, the issuance by the Parent of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale for adequate consideration, or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Parent convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, Reserved Shares subject to Awards granted under the Plan.
     (d) Without limiting the generality of the foregoing, the existence of outstanding Awards with respect to Reserved Shares granted under the Plan shall not affect in any manner the right or power of the Parent to make, authorize or consummate (1) any or all adjustments, recapitalizations, reorganizations or other changes in the Parent’s capital structure or its business; (2) any merger or consolidation of the Parent; (3) any issue by the Parent of debt securities, or preferred or preference stock which would rank above the Reserved Shares subject to outstanding Awards; (4) the dissolution or liquidation of the Parent; (5) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.
          12. Transferability of Awards. Each Award shall provide that such Award shall not be transferable by the Holder otherwise than by will or the laws of descent and distribution, and that so long as an Holder lives, only such Holder or his or her guardian or legal representative shall have the right to exercise such Incentive Stock Option.
          13. Issuance of Reserved Shares. No Holder shall be, or have any of the rights or privileges of, the owner of Reserved Shares subject to an Award unless and until certificates representing such Common Stock shall have been issued and delivered to such Holder. As a condition of any issuance of Common Stock, the Administrator may obtain such agreements or undertakings, if any, as the Administrator may deem necessary or advisable to assure compliance

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with any such law or regulation or shareholder agreement including, but not limited to, a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Administrator, necessary or appropriate to comply with the provisions of any securities law deemed by the Administrator to be applicable to the issuance of the Reserved Shares and which are endorsed upon the Share certificates.
          Share certificates issued to the Holder receiving such Reserved Shares who is a party to any shareholders agreement, voting trust, or any similar agreement shall bear the legends contained in such agreements. Notwithstanding any provision hereof to the contrary, no Reserved Shares shall be required to be issued with respect to an Award unless counsel for the Parent shall be reasonably satisfied that such issuance will be in compliance with applicable federal or state securities laws.
          In no event shall the Company be required to sell or issue Reserved Shares under any Award if the sale or issuance thereof would constitute a violation of applicable federal or state securities law or regulation or a violation of any other law or regulation of any governmental authority or any national securities exchange. As a condition to any sale or issuance of Reserved Shares, the Company may place legends on Reserved Shares, issue stop transfer orders, and require such agreements or undertakings as the Company may deem necessary or advisable to assure compliance with any such law or regulation.
          Without limitation, the Company shall use its best efforts to register the Reserved Shares with the Securities and Exchange Commission under a Form S-8.
     14. Administration of the Plan.
     (a) The Plan shall be administered by the Committee and, except for the powers reserved to the Board in Section 21 hereof, the Committee shall have all of the administrative powers under Plan. Without limitation, all members of the Committee must be independent Directors under applicable rules of the New York Stock Exchange.
     (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan and, without limitation, may delegate all of what, in its sole discretion, it determines to be primarily administrative or ministerial duties to the Administrator. The determinations under, and the interpretations of, any provision of the Plan or an Award by the Committee (or the Administrator in the exercise of his administrative authority) shall, in all cases, be in its sole discretion, and shall be final and conclusive.
     (c) Any and all determinations and interpretations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting duly called, with at least 2 days prior notice, or (ii) without a meeting, by the written approval of all members of the Committee.
     (d) No member of the Committee, or the Administrator, shall be liable for any action taken or omitted to be taken by such member or by any other member of the

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Committee or by the Administrator with respect to the Plan, and to the extent of liabilities not otherwise insured under a policy purchased by the Company, the Company does hereby indemnify and agree to defend and save harmless any member of the Committee, and the Administrator, with respect to any liabilities asserted or incurred in connection with the exercise and performance of their powers and duties hereunder, unless such liabilities are judicially determined to have arisen out of such person’s gross negligence, fraud or bad faith. Such indemnification shall include attorney’s fees and all other costs and expenses reasonably incurred in defense of any action arising from such act of commission or omission. Nothing herein shall be deemed to limit the Company’s ability to insure itself with respect to its obligations hereunder.
     (e) In particular, and without limitation, except for the authority granted to the Administrator under Section 4(h) to make determinations described in subsections (i), (ii), and (iii) below while carrying out the general delegation by the Committee with respect to the grant of Awards to new Employees, the Committee shall have the sole authority, consistent with the terms of the Plan:
     (i) to determine whether and to what extent Awards are to be granted hereunder to one or more Eligible Persons;
     (ii) to determine the number of Reserved Shares to be covered by each such Award granted hereunder;
     (iii) to determine the terms and conditions of any Award granted hereunder, and to amend or waive any such terms and conditions except to the extent, if any, expressly prohibited by the Plan;
     (iv) to determine whether and under what circumstances an Option may be settled in Restricted Shares instead of Reserved Shares;
     (v) to determine whether, to what extent, and under what circumstances Awards under the Plan are to be made, and operate, on a tandem basis I other Awards under the Plan; and
     (vi) to determine (or to delegate to the Administrator the authority to determine) whether to permit payment of tax withholding requirements in Shares.
     (f) Without limitation, Committee (and the Administrator in carrying out his responsibilities under Section 4(h)) shall have the authority to adopt, alter, and repeal any or all of its rules, guidelines, and practices with respect to the Plan, and all questions of interpretation, with respect to the Plan or any Award shall be decided by the Committee (or by the Administrator in carrying out his duties under Section 4(h)), whose decision shall be final, conclusive and binding upon the Company and each other affected party.
     (g) Without limitation, the Committee in its sole discretion may limit the authority granted, or previously granted, hereunder by the Committee to the Administrator by notifying the Administrator in writing of such change.

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          15. Tax Withholding. On or immediately prior to the date on which a payment is made to a Holder hereunder or, if earlier, the date on which an amount is required to be included in the income of the Holder as a result of an Award, the Holder shall be required to pay to the Company, in cash, or in Shares (but in Shares only if expressly permitted in the Award, or by written authorization of the Administrator, and then only in the minimum amount required to satisfy the minimum withholding requirements with respect to such Award), the amount (if any) which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state tax withholding requirements, and the collection of employment taxes; provided, further, without limitation, that the Administrator may require that such payment be made in cash.
     16. Restricted Share Awards.
     (a) The Committee may grant Awards of Restricted Shares to any Eligible Person, for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified in the grant. The terms and conditions of Restricted Shares shall be specified in the Award. The Committee, in its sole discretion, shall determine what rights, if any, the person to whom an Award of Restricted Shares is made shall have in the Restricted Shares during the Restriction Period and the Restrictions applicable to the particular Award, including whether the holder of the Restricted Shares shall have the right to vote the Restricted Shares and the extent, if any, of Holder’s right to receive Restricted Share Distributions. Unless otherwise provided in the Restricted Share Award, upon the expiration of Restrictions, the Restricted Shares shall cease to be Restricted Shares.
     (b) The Restrictions on Restricted Shares shall lapse in whole, or in installments, over whatever Restricted Period shall be selected by the Committee, provided that the length of the period over which the Restrictions shall lapse is not less than (i) three (3) years for Awards of Restricted Shares which are not performance-based or (ii) one (1) year for Awards of Restricted Shares which are performance-based.
     (c) Without limitations, the Committee may accelerate the date on which Restrictions lapse, are waived or are accelerated with respect to Restricted Shares which comprise five percent (5%) or less of the total number of Reserved Shares authorized for issuance under this Plan under the first sentence of Section 3.
     (d) During the Restricted Period, the certificates representing the Restricted Shares, and any Restricted Share Distributions, shall be registered in the Holder’s name and bear a restrictive legend disclosing the Restrictions, the existence of the Plan, and the existence of such Restricted Share Award. Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit the transfer to the Company of all or any portion of the Restricted Shares, and any assets constituting Restricted Share Distributions, which shall be forfeited in accordance with the terms of such Restricted Share Award. Restricted Shares shall constitute issued and outstanding Common Stock for all corporate purposes and the Holder shall have all rights, powers and privileges of a holder of unrestricted Shares except

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those that are expressly excluded under the terms of the Restricted Share Award, and Holder will not be entitled to delivery of the stock certificates until all Restrictions shall have terminated, and the Company will retain custody of all related Restricted Share Distributions (which will be subject to the same Restrictions, terms, and conditions as the related Restricted Shares) until the conclusion of the Restricted Period with respect to the related Restricted Shares; and provided, further, that any Restricted Share Distributions shall not bear interest or be segregated into a separate account but shall remain a general asset of the Company, subject to the claims of the Company’s creditors, until the conclusion of the applicable Restricted Period; and provided, finally, that any material breach of any terms of the Restricted Share Award, as reasonably determined by the Administrator, will cause a forfeiture of both Restricted Shares and Restricted Share Distributions.
     17. Performance Awards.
     (a) Performance Awards during a Plan Year may be granted to the Chief Executive Officer and the four (4) highest paid employees as of the last day of such Plan Year (“Covered Employees”) and shall in all events be specifically designated as Performance Awards, and may also be granted to other Eligible Persons who are Employees. Performance Awards shall be conditioned on the satisfaction of such criteria, including those comprising the Performance Measures, as the Committee, in its sole discretion, may select.
     (b) Without limitation, the Committee’s grant of Performance Awards may, in its sole discretion, be made in Reserved Shares or in cash, or in a combination of Reserved Shares and cash, but the cash portion of such Award may not exceed $2,000,000 in a Plan Year.
     (c) The Committee shall select the Performance Measures which will be required to be satisfied during the Performance Period in order to earn the Performance Award. Such Performance Measures, and the duration of any Performance Period (provided that such Performance Period is not less than one (1) year), may differ with respect to each Covered Employee, or with respect to separate Performance Awards issued to the same Covered Employee. The selected Performance Measures, the Performance Period(s), and any other conditions to the Company’s obligation to pay a Performance Award shall be set forth in each Performance Award on or before the first to occur of (i) the 90th day of the selected Performance Period, (ii) the first date on which more than 25% of the Performance Period has elapsed, and (iii) the first date, if any, on which satisfaction of the Performance Measure(s) is no longer substantially uncertain.
     (d) Performance Awards shall be paid in a single payment, but will not be paid prior to the date on which the Performance Measures are attained, except that such payment may be accelerated upon the death or Disability of the Covered Employee, or as a result of a Change in Control, it being understood that if such acceleration events occur prior to the attainment of the Performance Measures, the Performance Award will not be exempt from Section 162(m) of the Code. Any accelerated payment made upon death or Disability (as defined in Section 409A of the Code or rules or regulation thereunder) or as a result of a

16

Change in Control (as defined in Section 409A of the Code or rules or regulation thereunder) will be paid within 2 1/2 months of the end of the taxable year in which the death or such disability of the Covered Employee occurs or in which such change in control occurs.
     (e) The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee, but may be specifically delegated to the Administrator. Without limitation, where a Covered Employee has satisfied the Performance Measures with respect to a Performance Award, if permitted under the terms of such Performance Award, the Committee, in its sole discretion, may reduce the maximum amount payable under such Performance Award.
     18. Stock Appreciation Rights.
     (a) The Committee shall have authority to grant (i) a SAR with respect to Reserved Shares, including, without limitation, Reserved Shares covered by any Option (“Related Option”), or (ii) a SAR with respect to, or as to some or all of, a Performance Award (“Related Performance Award”). A SAR granted with respect to a related Option or Related Performance Award must be granted on the Date of Grant of such Related Option or Related Performance Award.
     (b) For the purposes of this Section 18, the following definitions shall apply:
     (i) The term “SAR” shall mean a right granted under this Plan, including, without limitation, a right granted in tandem with an Award, that shall entitle the Holder thereof to an amount equal to the SAR Spread payable as described in Section 18(d).
     (ii) The term “SAR Spread” shall mean with respect to each SAR an amount equal to the product of (1) the excess of (A) the Fair Market Value per Share on the date of exercise, over (B) (x) if the SAR is granted in tandem with an Option, then the Option Price per Reserved Share of the Related Option, (y) if the SAR is granted in tandem with a Performance Award, the Agreed Price under the Related Performance Award, or (z) if the SAR is granted by itself with respect to a designated number of Reserved Shares, the Agreed Price which, without limitation, is the Fair Market Value of the Reserved Shares on the Date of Grant, in each case multiplied by (2) the number of Reserved Shares with respect to which such SAR is being exercised; provided, however, without limitation, that with respect to any SAR granted in tandem with an Incentive Stock Option, in no event shall the SAR Spread exceed the amount permitted to be treated as the SAR Spread under applicable Treasury Regulations or other legal authority without disqualifying the Option as an Incentive Stock Option.
     (c) To exercise the SAR the Holder shall:

17

     (i) Give written notice thereof to the Company, specifying the SAR being exercised and the number or Reserved Shares with respect to which such SAR is being exercised, and
     (ii) If requested by the Company, deliver within a reasonable time the agreement evidencing the SAR being exercised and, if applicable, the Related Option agreement, or Related Performance Award agreement, to the Secretary of the Company who shall endorse or cause to be endorsed thereon a notation of such exercise and return all agreements to the Holder.
     (d) As soon as practicable, but within 2 1/2 months after the exercise of a SAR the Company shall transfer to the Holder Reserved Shares having a Fair Market Value on the date the SAR s exercised equal to the SAR Spread; provided, however, without limiting the generality of Section 15, that the Company, in its sole discretion, may withhold from such transferred Reserved Shares any amount necessary to satisfy the Company’s minimum obligation for federal and state withholding taxes with respect to such exercise.
     (e) A SAR may be exercised only if and to the extent that it is permitted under the terms of the Award which, in the case of a Related Option, shall be only when such Related Option is eligible to be exercised.
     (f) Upon the exercise or termination of a Related Option, or the payment or termination of a Related Performance Award, the SAR with respect to such Related Option or Related Performance Award likewise shall terminate.
     (g) A SAR shall be transferable (i) only to the extent, if any, provided in the agreement evidencing the SAR, or (ii) if granted with respect to a Related Option, or Related Performance Award, only to the extent, if any, that such Related Option, or Related Performance Award, is transferable, and under the same conditions.
     (h) Each SAR shall be on such terms and conditions not inconsistent with this Plan as the Committee may determine, provided that the term of a SAR may not extend beyond the tenth (10th) anniversary of its Date of Grant.
     (i) The Holder shall have no rights as a stockholder with respect to the related Reserved Shares as a result of the grant of a SAR.
     (j) With respect to a Holder who, on the date of a proposed exercise of a SAR is an officer (as that term is used in Rule 16a-1 promulgated under the 1934 Act or any similar rule which may subsequently be in effect), such proposed exercise may only occur as permitted by Rule 16b-3, including without limitation paragraph (e)(3)(iii) (or any similar rule which may subsequently be in effect promulgated pursuant to Section 16(b) of the 1934 Act).
          19. Section 83(b) Election. If as a result of receiving an Award, a Holder receives Restricted Shares, then such Holder may elect under Section 83(b) of the Code to include in his or her gross income, for his or her taxable year in which the Restricted Shares are transferred to

18

such Holder, the excess of the Fair Market Value (determined without regard to any Restriction other than one which by its terms will never lapse), of such Restricted Shares at the Date of Grant, over the amount (if any) paid for the Restricted Shares. If the Holder makes the Section 83(b) election described above, the Holder shall (i) make such election in a manner that is satisfactory to the Administrator, (ii) provide the Administrator with a copy of such election, (iii) agree to promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election, and (iv) agree to pay the withholding amounts described in Section 15.
          20. Vesting of Awards Upon Retirement. Unless otherwise expressly provided in the Award or in the Plan, the unVested portion of each Award granted to a Holder in the form of Option Shares, SARs and owned by that Holder on the date of that Holder’s Separation will vest 100% on the date of that Holder’s Separation if, and only if, such Separation occurs on or after the date that Holder attains their Retirement Vesting Date. Without limiting the generality of the foregoing, the Vesting of the unVested portion of an Award granted to a Holder in the form of Restricted Shares shall not accelerate as a result of that Holder’s Separation after attaining their Retirement Vesting Date except to the extent, if any, that such Vesting is expressly provided for in the Award.
          21. Interpretation.
     (a) If any provision of the Plan is held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.
     (b) THIS PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.
     (c) Headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Plan.
     (d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.
     (e) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
          22. Amendment and Discontinuation of the Plan. The Board, or the Committee (subject to the prior written authorization of the Board), may from time to time amend the Plan or any Award; provided, however, that (except to the extent provided in Section 9(b)) no such amendment may, without approval by the shareholders of the Parent, (a) increase the number of Reserved Shares or change the class of Eligible Persons, (b) permit the granting of Awards which expire beyond the maximum 10-year period described in Section 9(a)(5), or (c) make any change for which applicable law or regulatory authority (including the regulatory authority of the NYSE or any

19

other market or exchange on which the Common Stock is traded) would require shareholder approval or for which shareholder approval would be required for Awards to qualify as performance based awards under Section 162(m) of the Code; and provided, further, that no amendment or suspension of the Plan or any Award issued hereunder shall, except as specifically permitted in this Plan or under the terms of such Award, substantially impair any Award previously granted to any Holder without the consent of such Holder.
          23. Effective Date and Termination Date. The Plan shall be effective as of its Effective Date, and shall terminate on the tenth anniversary of such Effective Date; provided, further, without limitation, that unless otherwise expressly provided in an Award, the termination of the Plan shall not terminate an Award which is outstanding on such date.
          24. Section 409A. It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares of Common Stock pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, deferral election forms and procedures, and rules established by the Committee, and shall comply in all respects with Section 409A of the Code. The following rules will apply to Awards intended to be subject to Section 409A of the Code (“409A Awards”):
     (a) If a Participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted only at times in compliance with Code Section 409A, including applicable transition rules thereunder.
     (b) The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A.
     (c) Any distribution of a 409A Award following a termination of employment that would be subject to Code Section 409A(a)(2)(A)(i) as a distribution following a separation from service of a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall occur no earlier than the expiration of the six-month period following such Termination of Employment.
     (d) In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.
     (e) In the case of an Award providing for distribution or settlement upon vesting or the lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in the Plan or an Award Agreement or other governing document, the distribution or settlement shall be made not later than March 15 of the year following the year in which the Award vested or the risk of forfeiture lapsed.

DENBURY RESOURCES INC.
By

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VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May, 18, 2010. Have your proxy card in hand when you access the web site and follow the instructions DENBURY RESOURCES INC. to obtain your records and to create an electronic voting instruction form. ATTN: INVESTOR RELATIONS 5100 TENNYSON PARKWAY, STE 1200 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy PLANO, TX 75024 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, May 18, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M24338-P95039 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DENBURY RESOURCES INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends that you number(s) of the nominee(s) on the line below. vote FOR the following proposals: 0 0 0 1. Proposal to elect Directors Nominees: 01) Gareth Roberts 05) Ronald G. Greene 02) Wieland F. Wettstein 06) David I. Heather 03) Michael L. Beatty 07) Gregory L. McMichael 04) Michael B. Decker 08) Randy Stein For Against Abstain 2. Proposal to increase the number of shares that may be used under the 2004 Omnibus Stock and Incentive Plan. 0 0 0 3. Proposal to reapprove the performance measures under our 2004 Omnibus Stock and Incentive Plan. 0 0 0 4. Proposal to increase the Section 162(m) based cap on the cash portion of performance awards granted under our 2004 0 0 0 Omnibus Stock and Incentive Plan. 5. Proposal to ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as Denbury’s independent auditor for 2010. 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Notice & Proxy Statement and Annual Report/10-K Wrap are available at www.proxyvote.com. M24339-P95039 DENBURY RESOURCES INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 2010 By signing this proxy, I appoint Wieland F. Wettstein, Co-Chairman of the Board of Denbury Resources Inc. (“Denbury”) and Phil Rykhoek, Chief Executive Officer of Denbury, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Denbury common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 19, 2010, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares. If this proxy is properly executed, the shares of Denbury common stock represented by this proxy will be voted in the manner you specify. If no specification is made, the shares of Denbury stock will be voted FOR each of the eight nominees for director, FOR the increase in the number of shares that may be used under the 2004 Omnibus Stock and Incentive Plan (the “Plan”), FOR the reapproval of the performance measures under the Plan, FOR the increase to the Section 162(m) based cap on the cash portion of performance awards granted under the Plan and FOR the appointment of PricewaterhouseCoopers LLP as Denbury’s independent auditor for 2010. The proxies are authorized to vote my shares, in their discretion, on any other matter that is properly brought before the meeting. This proxy statement, along with Denbury’s Annual Report to Stockholders, which includes Denbury’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, are available free of charge at www.proxyvote.com. Continued and to be signed on reverse side